Exhibit 10.22

                   LEASE TERMINATION AND SETTLEMENT AGREEMENT

      1. PARTIES AND DEFINED TERMS

                  This Lease Termination and Settlement Agreement ("Agreement") is entered into as of December , 2000 by and among SOBRATO INTERESTS II, a California limited partnership ("Sobrato"), and ARDENWOOD CORPORATE PARK ASSOCIATES, a California limited partnership ("Ardenwood") (with both Sobrato and Ardenwood being collectively referred to in this Agreement as "Landlord") and NETWORK EQUIPMENT TECHNOLOGIES, INC., a Delaware corporation ("Tenant").

            1.2 As used in this Agreement, the following terms shall have the meanings given in this Section 1.2.

                  "Claim(s)" shall mean any past, present, or future, fixed or contingent, matured or unmatured, liquidated or unliquidated, claims, causes of actions, cross-claims, liabilities, rights, demands (including letter-demands, notices, or inquiries from any entity), penalties, assessments, damages, requests, suits, lawsuits, costs (including attorneys' fees and expenses), actions, administrative proceedings, or orders, of whatever nature, character, type, or description, whenever and however occurring, whether at law or in equity, and whether sounding in tort or contract, or any statutory or common law claim or remedy of any type.

                  (b) "Dispute" means the dispute between Landlord and Tenant relating to moisture Tenant has experienced in the Existing Buildings, resulting in damage to certain of the improvements within the Existing Buildings. The essence of the Dispute is: Tenant contends these moisture problems are the result of structural defects or deficiencies in the Existing Buildings for which Landlord is responsible, and Landlord denies this to be the case. Due to this Dispute, Landlord and Tenant previously have been unable to agree upon who is responsible for the repair to the Existing Buildings to resolve and cure the moisture problems.

                  (c) "EB-1," "EB-2" and "EB-3" mean, respectively, the three Existing Buildings which are known and addressed as 6500 and 6530 Paseo Padre Parkway and 6422 Commerce Drive, Fremont, California.

                  (d) "Existing Buildings" means, collectively, EB-1, EB-2 and EB-3, which together consist of approximately 300,000 square feet of rentable area.

                  (e) "Existing Leases" means, collectively, those three separate and certain Leases executed in April, 1997 (and, respectively, the "EB-1 Lease", the "EB-2 Lease", and the "EB-3 Lease") under which Sobrato leased to Tenant the Existing Buildings.

                  (f) "Effective Date" means the date on which this Agreement has been fully executed by and is binding upon the Parties, notwithstanding there may be conditions to the Parties' obligations which are to be satisfied, waived or relied upon as a basis for terminating this Agreement after such Effective Date.

                  (g) "Letter of Intent" means the letter of intent previously executed by Landlord and Tenant, dated July 7, 2000, which sets forth the general terms and conditions under which the Parties desire to settle the Dispute.

                  (h) "New Buildings" mean the two (2) multi-story office and research/development buildings, totaling approximately 185,790 square feet of rentable area, to be constructed by Landlord on the New Site. "New Building 1" is the larger of the two New Buildings and will contain approximately 97,747 square feet of rentable area, and "New Building 2" is the smaller of the two New Buildings and will contain approximately 88,043 square feet of rentable area.

                  (i) "New Site" means the approximately 8.6 acre site (the "New


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Site") at the corner of Kaiser Drive and Paseo Padre Parkway in Fremont,
California, a legal description of which is attached as Exhibit A to the New Lease.

                  (j) "New Lease" means the lease attached as Exhibit 1 to this Agreement. This Agreement is the Lease Termination and Settlement Agreement referred to in the New Lease.

                  (k) "Parties" shall mean, collectively, Landlord and Tenant, and their respective heirs, executors, administrators, successors and assigns.

                  (l) "Non-Released Claims" shall mean those Claims which (i) pertain to obligations accruing under the Existing Leases prior to the applicable Termination Date and remaining unperformed on such date, as described in Section 4.2 below, (ii) the obligations of Ardenwood and Tenant under the New Lease, and (iii) the obligations which accrue, and are to be observed, performed or otherwise discharged under this Agreement after the Effective Date.

                  (m) "Released Claims" shall mean all other Claims which are released by the Parties pursuant to Section 5 of this Agreement.

                  (n) "Termination Date" means the date on which any of the Existing Leases terminates in accordance with this Agreement.

                  (o) Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings given them in the Leases.

      2. FACTS

            2.1 Tenant now leases the Existing Buildings from Sobrato pursuant to the Existing Leases. Tenant acknowledges that Ardenwood is a stranger to and has no liability for the Existing Leases and Existing Buildings and has been asked to join in this Agreement only because it will be the landlord for the New Lease.

            2.2 Tenant has experienced moisture problems in the Existing Buildings, resulting in damage to certain improvements within the Existing Buildings and there is now a Dispute between Sobrato and Tenant. Tenant desires to terminate the Existing Leases and relocate its business operations out of the Existing Buildings and into the New Buildings, which are to be constructed on the New Site. Ardenwood, owner of the New Site, and Sobrato are closely affiliated, in that they are commonly controlled by members and affiliates of the Sobrato family.

            2.3 Subject to those provisions of the Existing Leases under which Sobrato and Tenant waive rights of subrogation, Tenant has entered into a settlement with The Chubb Group of Companies ("Chubb"), the insurer providing Tenant with coverage for Tenant Improvements damage and for interruption to its business operations connected with the Dispute, under which CHUBB will pay certain costs associated with improving the New Buildings for Tenant's use and relocating Tenant's business operations.

            2.4 Without admitting any liability with respect to the Dispute, Landlord is willing to settle the Dispute by (i) accepting Tenant's surrender of its rights to possession and enjoyment of the Existing Buildings on an "AS IS" and with "ALL FAULTS" basis as to any and all damage caused by the moisture problems described in Section 1.2(b); (ii) terminate the Existing Leases on the applicable Termination Date as set forth in this Agreement, which in each instance is prior to the scheduled expiration date; (iii) construct the New Buildings on the New Site and lease the New Buildings to Tenant on the terms and conditions of the New Lease; and (iv) the exchange of mutual releases as to the Claims arising from the Dispute.

            2.5 Landlord and Tenant now desire to terminate the Existing Leases prior to their scheduled expiration dates, have Tenant surrender possession of the Existing Buildings, and otherwise settle the Dispute on the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, in consideration of these facts, the mutual


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covenants and conditions contained herein and expressed below, and for other valuable consideration (the receipt and sufficiency of which are mutually acknowledged), Landlord and Tenant now agree as follows:

      3. EARLY TERMINATION

            3.1 Termination of EB-1 Lease. The Termination Date for EB-1 Lease shall be the date Landlord executes a lease re-letting EB-1 to a third party, or the Termination Date for the EB-3 Lease, whichever first occurs.

            3.2 Termination of EB-2 Lease and EB-3 Lease. The New Buildings will be substantially complete and delivered to Tenant at different dates. New Building 2 is expected to be completed approximately three months before New Building 1. The Termination Date for the EB-3 Lease shall be the date on which New Building 2 is "Substantially Complete" (as that term is defined in the New Lease). The Termination Date for EB-2 Lease shall be the date on which New Building 1 is "Substantially Complete" (also per the New Lease definition). On each Termination Date, Tenant shall tender to Landlord, and Landlord shall accept, exclusive possession of EB-2 or EB-3, as applicable, and all of Tenant's right, title and interest in and to the Existing Building so surrendered (including all Tenant Improvements constructed by Tenant) shall forever cease.

            3.3 Condition/Repairs. Prior to the Termination Date Tenant shall remove from the Existing Buildings all personal property and trade fixtures of Tenant. Tenant shall have the right to extend the Termination Date as to either or both Existing Buildings for a period of up to sixty (60) days with rent continuing until the extended Termination Date. At the time the Tenant surrenders any Existing Building, the building systems and roof membrane will be in good operating condition and repair, as required by the Existing Leases. Subject to the preceding sentence, Landlord agrees to accept possession of each Existing Building in the same condition as presently exists, "AS IS" and with "ALL FAULTS," with allowance for further wear and tear and deterioration caused by the moisture problems in Dispute. With the exception of EB-1, Tenant shall deliver the Existing Buildings "broom clean" with all personal property, trade fixtures and equipment removed therefrom, and any damage caused by such removal being repaired. Upon the permanent termination of Tenant's continuing rights to use the Cafeteria and Data Center (as defined in Section 3.5 below), Tenant shall deliver the Data Center "broom clean" with all personal property, trade fixtures and equipment removed therefrom, and any damage caused by such removal being repaired, and Tenant shall discontinue use of the Cafeteria and remove therefrom all of Tenant's personal property.

            3.4 Moisture Repairs. Landlord shall assume all responsibility for repairing the moisture problems in the Existing Buildings and, with respect to EB-2 and EB-3, Landlord shall not undertake such repairs ("Moisture Repairs") until after Tenant has entirely vacated those Existing Buildings. Moisture Repairs in EB-1 will not materially impair Tenant's use of the Data Center, and Landlord will use reasonable efforts to minimize the period of any shutdown of the Cafeteria (as defined below) to accommodate the Moisture Repairs. Landlord acknowledges that it has investigated the source and scope of the moisture problems and is relying on its own evaluation thereof in regard to selecting and accomplishing the Moisture Repairs. Tenant shall have no obligation to undertake any corrective action pending the Moisture Repairs to abate either the moisture intrusion problems or damage to the Existing Buildings resulting therefrom.

            3.5 EB-1 Surrender.

                  (a) Tenant has relocated its employees out of EB-1, with the exception of the cafeteria and kitchen facilities therein (the "Cafeteria") and Tenant's data center (the "Data Center"). Tenant shall be deemed to have surrendered EB-1 prior to the execution of this Agreement and as of June 1, 2000, subject only to Tenant's continuing rights to use the Data Center and the Cafeteria, and Landlord shall be deemed to have accepted possession of EB-1 as of such date. Effective June 1, 2000, all base rent, additional rent and other charges under the EB-1 Lease entirely abated and shall remain entirely abated and released, except that Tenant shall continue to pay "Common Area Costs" (as


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defined in Section 8.D of the EB-1 Lease) as follows: (i) while EB-1 is unoccupied (except for Tenant's continuing use of the Cafeteria and the Data Center), Tenant shall pay all of the Common Area Costs attributable to EB-1, and
(ii) after the Termination Date for the EB-1 Lease, but only for so long as Tenant continues to utilize the Data Center and the Cafeteria, Tenant shall pay a share of such Common Area Costs determined as follows: those Common Area Costs which pertain to the internal operation of EB-1 (as distinguished from costs associated with external common areas such as parking areas and landscaping and also excluding all real estate taxes, assessments and other impositions or charges as described in clause (v) of Section 8.D of the EB-1 Lease and fees for management services as described in clause (vi) of Section 8.D of the EB-1 Lease) shall be multiplied by a fraction, the numerator of which is sum of the rentable area within the Data Center and one-half of the rentable area within the Cafeteria, and the denominator of which is the entire rentable area of EB-1, and Tenant shall pay the product thereof. Except as expressly provided in this Paragraph 3.5(a), from and after June 1, 2000 Tenant shall have no further obligation to pay rent (whether in the form of base rent, common area or other operating expenses, or other charges) with respect to EB-1.

                  (b) Landlord shall have the right to control the re-letting of EB-1 and in connection with such re-letting, Landlord agrees to exercise commercially reasonable efforts to achieve the highest levels of rent which can be accomplished in light of current market conditions and Landlord's desire to re-let EB-1 concurrently with a commitment from the same tenant to lease EB-2 and EB-3. Moreover, if the triple net rent Landlord proposes to accept in connection with the re-letting of EB-1 is less than $3.00 per rentable square foot per month, Tenant shall have a reasonable right to approve the re-letting. To the extent the total rent achieved on any re-letting of EB-1 exceeds the contract rent Tenant would have paid under the EB-1 Existing Lease but for the early termination thereof, such excess shall be credited against the rent Tenant is obligated to pay under the EB-2 Lease and EB-3 Lease. This crediting of excess rent achieved upon Landlord's re-letting of EB-1 shall continue until the Termination Date for the EB-2 Lease and the EB-3 Lease.

                  (c) Tenant shall have the right to continue its use of the Cafeteria on a non-exclusive basis and its use of the Data Center on an exclusive basis after termination of the EB-1 Existing Lease, and until corresponding facilities are completed and ready for Tenant's use in the New Buildings. Landlord acknowledges that the replacement facilities for the Data Center will be located in New Building 1, which will be completed after New Building 2. During such period of continuing use, Tenant shall pay only its proportionate share of Common Area Costs as provided in Paragraph 3.5(a) above.

                  (d) Tenant shall continue its control of the Cafeteria operations until corresponding food service facilities are completed in the New Buildings. During such time, Tenant shall not terminate or materially modify its catering contract with Marriott except with Landlord's prior written consent, which consent shall not be unreasonably withheld. Tenant will provide Sobrato not less than thirty (30) days prior written notice of its intent to cease operating the Cafeteria and reasonably cooperate with Sobrato in transferring the catering contract to it or to a new tenant of EB-1 (such cooperation to be without cost to Tenant).

            3.6 EB-2 and EB-3 Surrender. Tenant shall surrender, and Sobrato shall accept, possession of EB-2 and EB-3 on the applicable Termination Date for each Existing Building, determined in accordance with Section 3.2 above.

      4. CONTINUING OBLIGATIONS

            4.1 Early Termination Date. Early termination of the Existing Leases pursuant to this Agreement shall have the same force and effect as if the Termination Date had been the date originally scheduled for the natural expiration of the term of each of the Existing Leases. Accordingly, Sobrato and Tenant shall be relieved of all obligations under the Existing Leases other than those which accrued prior to and remain unperformed on the Termination Date, including, without limitation, obligations


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accruing under Sections 12 and 14 and Paragraphs 20.A, 20.E, 20.T and 20.W of
the Existing Leases. However, the foregoing shall not be construed as limiting or otherwise affecting the Released Claims.

            4.2 Accrued Obligations. With respect to those obligations under the Existing Leases which accrued prior to and remain unperformed on the Termination Date, Sobrato and Tenant shall retain all Claims each may have against the other, whether at law or in equity, subject, however, to the terms of this Settlement Agreement.

            4.3 Immediate Termination of Preemptive Rights. All options and rights of first refusal granted to the Tenant by the Existing Leases are hereby terminated.

            4.4 No Third Party Litigation. Landlord and Tenant each agree and promise that they will not sue or otherwise pursue litigation against any third parties to recover any of the damages that are the subject of the mutual releases contained in Section 5 below. If either party breaches this covenant against suing third parties, and as a result such a third party files a cross-complaint or other cross-claim against the other party, the breaching party shall indemnify, defend and save harmless the non-breaching party from any such third party cross-claims.

      5. RELEASES

            5.1 Mutual Releases. Save and except for the Non-Released Claims, Landlord, on the one hand, and Tenant, on the other, agree to, and do hereby, release and forever discharge each other of and from all Claims of every kind and nature, known or unknown, arising by virtue of (i) any actual or alleged defects in the construction of the Existing Buildings; (ii) any failure to maintain or surrender the Existing Buildings in the condition required by the Existing Leases which is directly or indirectly related to the moisture intrusion problems existing, claimed to exist, or which can ever hereafter arise out of, result from or in any way be connected with any and all acts and omissions of each other party from the beginning of time to and including the Effective Date, specifically including, but not limited to, all matters and things relating to or in any way connected with the Dispute; and (iii) those obligations accruing under the Existing Leases from and after the applicable Termination Date therefor.

            5.2 Releases Do Not Extend to Non-Released Claims. The mutual releases set forth in Paragraph 5.1 above are not intended to, and shall not, extend to or otherwise release or discharge any of the Non-Released Claims.

            5.3 Subsequent Discovery of Different Facts. The Parties to this Agreement acknowledge that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to all of the Claims released by this Agreement. Nevertheless, the Parties hereby agree that the mutual releases set forth in this Agreement shall be and remain effective in all respects, notwithstanding the discovery of such new, different or additional facts. Moreover, the provisions of Section 1542 of the California Code of Civil Procedure are hereby expressly waived by the Parties to this Agreement, and the undersigned understand that said section provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each Party acknowledges, by initialing this Agreement in the space provided below, that such Party has been represented by legal counsel in the negotiation and execution of this Agreement and that they have been fully advised as to the meaning and effect of the foregoing waiver.

                             ----------------------
                                    Landlord

                             ----------------------
                                     Tenant

            5.4 Beneficiaries of Mutual Releases. In executing this Agreement, the Parties shall be deemed to have acted for themselves and their principals, agents, partners,


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heirs, executors, administrators, representatives, successors and assigns, and all persons acting or purporting to act on behalf of any of them, as well as all person acting or purporting to act in pursuit of any rights claimed by any of the Parties to this Agreement. To the extent that the releases set forth above run to the favor of any persons who are not signatories hereto, this Agreement is hereby declared to be made in and for their respective benefits and uses. Moreover, whenever the name of a Party released and discharged is used in this Agreement, it shall include the present and former affiliates, partners, shareholders, directors, officers, principals, agents, representatives, employees, heirs, executors, administrators, successors and assigns of the Party, and all persons acting or purporting to act on behalf of any of them, as well as all other persons for whose acts and omissions that party may be held liable.

      6. REPRESENTATIONS AND WARRANTIES

            6.1 By Landlord. Landlord hereby represents and warrants to Tenant:

                  (a) Subject to obtaining the Lender Approval, Landlord has full right, power and authority to execute this Agreement and to perform all obligations imposed on Landlord hereunder.

                  (b) Subject to obtaining the Lender Approval, neither its entry into nor its performance under this Agreement (or any other agreement contemplated hereby including, without limitations, the new Lease) violates or conflicts with any contract to which Landlord is a party or any judgement, under or decree by which Landlord is bound.

                  (c) Landlord has not assigned to any third person other than Chubb any of the claims against Tenant which Landlord releases under this Agreement.

                  (d) Landlord has no actual knowledge of any claim it has against Tenant that arises out of the Existing Leases, which are not described in Sections 4 and 5 above.

            6.2 By Tenant. Tenant hereby represents and warrants to Landlord:

                  (a) Tenant is the sole owner of the leasehold interests created by the Existing Leases and has full right, power and authority to execute this Agreement and to perform all obligations imposed on Tenant hereunder.

                  (b) Neither its entry into nor its performance under this Agreement (or any other agreement contemplated hereby including, without limitation, the New Lease) violates or conflicts with any contract to which Tenant is a party or with any judgment, order or decree by which Tenant is bound.

                  (c) Tenant has not assigned to any third person other than Chubb any of the claims against Landlord which Tenant releases under this Agreement.

                  (d) Tenant has the authority to release its claims against Landlord pursuant to the waiver of subrogation under the Existing Leases and Tenant's settlement with Chubb.

                  (e) Tenant has not granted or otherwise created any security interest in favor of a third party affecting Tenant's leasehold interest and Tenant Improvements in the Existing Buildings, which are to be surrendered to Landlord by Tenant free and clear of any adverse claims by third parties.

                  (f) Tenant has no actual knowledge of any claim it has against Landlord that arises out of the Existing Leases which are not described in Sections 4 and 5 above.

                  (g) (i) Tenant has not permitted any Hazardous Materials (as defined in the New Lease) which it brought to the Premises to spill onto the Premises, adjoining properties or the underlying ground; (ii) except in connection with the installation, use and maintenance of the emergency generator and its associated fuel tank (which generator and tank shall remain and be surrendered with the Existing Buildings) all Hazardous Materials that


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were at any time located on the Premises will be properly and lawfully transported from the Premises prior to the Termination Date; and (iii) Tenant is not aware of any violation of the Environmental Laws (as also defined in the New Lease) pertaining to the Premises.

      7. MISCELLANEOUS

            7.1 Amendments. Neither this Agreement nor any term set forth herein may be changed, waived, discharged, or terminated orally or in writing, except by a writing signed by the Parties, and the observance of any such term may be waived (either generally or in a particular instance either retroactively or prospectively) by a writing signed by any Party to this Agreement against whom such waiver is to be asserted.

            7.2 No Admission of Liability. The settlement of the Dispute, as embodied in this Agreement, is made without any admission of liability by either Landlord or Tenant in regard to the Dispute, and any such liability is hereby expressly disclaimed.

            7.3 Agreement Voluntary. This Agreement is executed voluntarily by each of the Parties to this Agreement without any duress or undue influence on the part, or on behalf, of any of them. The Parties to this Agreement represent and warrant to each other that they have read and fully understand each of the provisions of this Agreement and have relied on the advice and representation of competent legal counsel of their own choosing.

            7.4 Interpretation. This Agreement has been negotiated at arm's length and between and among persons sophisticated and knowledgeable in the matters dealt with in this Agreement. In addition, this Agreement was drafted by experienced and knowledgeable legal counsel for each of the Parties. Accordingly, none of the Parties to this Agreement shall be presumptively entitled to have any provisions of the Agreement construed against any of the other Parties in accordance with any rule of law, legal decision, or doctrine, such as the doctrine of contra proferentum, that would require interpretation of any ambiguities in this Agreement against the party that drafted it. The provisions of this Agreement shall be interpreted in a neutral and reasonable manner to give effect the intent of the Parties as manifested in this Agreement.

            7.5 Rights of Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns. California law shall govern the interpretation and enforcement of this Agreement.

            7.6 Attorneys' Fees. If any legal action is commenced to enforce or interpret this Agreement, the party prevailing in such action shall be entitled to recover from the party not prevailing reasonable attorneys' fees and costs, together with all other proper relief.

            7.7 Time. Time is of the essence of this Agreement and every term, covenant and condition herein contained.

            7.8 Notices. Any notice required or permitted by this Agreement shall be delivered (a) personally or (b) by overnight courier service providing receipted delivery, or (c) by facsimile transmission, followed by a mailed copy of such notice. Any such notice shall be deemed delivered (i) in case of personal delivery, on the date of delivery; (ii) in the case of delivery by overnight courier service, on the business day next following the deposit of such notice with the courier service; and (iii) in the case of facsimile delivery, on the date the facsimile is transmitted unless transmission occurs after 5:00 p.m. on a weekday or at any time on a weekend or legal holiday, in which case delivery shall be deemed to occur on the next business day.

                  Notices to Landlord shall be addressed to:

                  Sobrato Development Companies
                  10600 North De Anza Blvd., Ste. 200
                  Cupertino, CA 95014-2075
                  Attention: John M. Sobrato, General Partner


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                  Facsimile number - (408) 446-0583; and

                  Notices to Tenant shall be addressed to:

                  Network Equipment Technologies, Inc.
                  6500 Paseo Padre Parkway
                  Fremont, CA 94555
      Attention:  Mary Ann Moran,
                  Vice President and General Counsel Facsimile number - (510) 574-4020.

            7.9 Construction of Agreement. Words of any gender used in this Agreement shall be held to include any other gender, and words in the singular number shall be held to include the plural when the sense requires. Interpretation, construction and performance of this Lease shall be governed by the laws of California.

            7.10 Paragraph Headings. The paragraph headings as to the contents of particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of such paragraph or a limitation on the scope of the particular paragraph to which they refer.

            7.11 Entire Agreement. This Agreement together with its exhibits, constitutes the entire agreement between Landlord and Tenant concerning the Subtenant of the Dispute and supersedes all prior negotiations, understandings and agreement regarding such matter including, without limitation, the Letter of Intent.

      8. CONDITIONS TO AGREEMENT

            8.1 Lender Approval and Chubb Release. This Agreement is conditioned upon Landlord procuring (a) approval by the Bank of America for the termination of the Existing Leases and the transfer of Bank of America's mortgage or deed of trust to encumber only the New Buildings and New Site ("Lender Approval") on terms reasonably satisfactory to Landlord, and (b) the execution and delivery by Chubb of a release for the benefit of Sobrato ("Chubb Release"), substantially in the form referred to in the December 8, 2000 letter from Richard Tarrant, Landlord's attorney, to Chubb's attorney, Gerald Harney. Landlord agrees to use diligent, commercially reasonable efforts to satisfy these conditions as promptly as possible. To this end, Landlord agrees to execute a release for the benefit of Chubb, if requested by Chubb, reflecting Landlord's intention not to seek recovery from third parties for loss or damage occasioned by the moisture problems affecting the Existing Buildings.

            8.2 Satisfaction, Waiver or Reliance Upon Conditions. The Lender Approval condition, which is for the mutual benefit of Landlord and Tenant, must be satisfied or mutually waived within thirty (30) days after the Effective Date. If the Lender Approval condition is not so satisfied or mutually waived within such time, either party may terminate this Agreement upon the delivery of written notice to the other. The Chubb Release condition, which is for the sole benefit of Landlord, must be satisfied or waived by Landlord within thirty (30) days after the Effective Date. If the Chubb Release condition is not so satisfied or waived by Landlord within such time, either party may terminate this Agreement upon the delivery of written notice to the other. However, before Landlord or Tenant may rely upon the non-satisfaction of either the Lender Approval or the Chubb Release condition as a ground for termination of this Agreement, such party must have fully performed its obligations which accrue under this Agreement through the date of such termination.

            8.3 Effect of Termination. If this Agreement is terminated due to non-satisfaction of the Lender Approval or the Chubb Release conditions, each party shall continue in the same position such party held prior to its entry into this Agreement, and the existence of this Agreement shall not be admissible in any litigation between the Parties as evidence of culpability with respect to the Dispute. However, the termination of this Agreement shall not relieve a party of liability for breach of any obligations arising under this Agreement or under any previous agreements of the Parties.


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      IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Agreement on the dates set forth adjacent to their signatures below. This Agreement may be executed in counterparts, all of which taken together shall constitute one agreement, and facsimile signatures shall be treated as originals.

LANDLORD

SOBRATO INTERESTS II
a California limited partnership

By: _____________________________
      Its:______________________


TENANT

NETWORK EQUIPMENT TECHNOLOGIES
a Delaware corporation

By: _____________________________
      Its:______________________


ARDENWOOD CORPORATE PARK ASSOCIATES
a California limited partnership

By: _____________________________
      Its:________________________


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                                    Exhibit 1

                                    New Lease


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PARTIES: THIS LEASE, is entered into on this 20th day of December, 2000,
("Effective Date") between ARDENWOOD CORPORATE PARK ASSOCIATES, a California limited partnership, whose address is 10600 North De Anza Boulevard, Suite 200, Cupertino, CA 95014 and NETWORK EQUIPMENT TECHNOLOGIES, INC., a Delaware corporation (doing business as Net.com), whose address is 6500 Paseo Padre Parkway, Fremont, California, 94555, hereinafter called respectively "Landlord" and "Tenant".

PREMISES:

Demise of Premises: Landlord hereby leases to Tenant, and Tenant hires from Landlord those certain Premises with the appurtenances, situated in the City of Fremont, County of Alameda, State of California, consisting of the Land and the Improvements described in Section 2.B below.

Description of Premises: References in this Lease to the "Premises" mean the real property described in Exhibit "A" to this Lease (the "Land") and all improvements to be constructed on the Land pursuant to this Lease (collectively, the "Improvements"). The Improvements include, without limitation, a two-story building containing approximately 97,747 square feet of rentable area ("Building 1"), a three-story building containing approximately 88,043 square feet of rentable area ("Building 2", with Building 1 and Building 2 being collectively referred to as the "Buildings"), parking areas, driveways, sidewalks and landscaped areas, all as generally depicted on Exhibit "B" to this Lease.

Rentable Area of Buildings: Upon completion of the shell for each Building (individually, a "Building Shell" and collectively, the "Building Shells"), Landlord shall cause its independent architect to certify the rentable area of the Buildings calculated from the outside finished surfaces of outer walls, without deductions, and not including overhangs, which method of calculation is in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-1996, for a single-tenant building as published by Building Owners and Managers Association International (the "BOMA Standard"). Such certification shall be accompanied by supporting data as may be required for another architect to independently verify such calculations in accordance with the BOMA Standard. Within thirty days after receipt of such certification, Tenant may object to the calculation of rentable area as stated therein, in which case the rentable area shall be determined in accordance with the BOMA Standard by Stevenson Systems, Inc. At such time as the rentable area of the Buildings has been agreed upon or otherwise determined as provided in this section, the parties shall execute and Amendment to this Lease specifying the rentable area.

USE:

Permitted Uses: Tenant shall use the Premises only for the following purposes and shall not change the use of the Premises without the prior written consent of Landlord: general office; sales and marketing; research and development; light manufacturing; production; repair, sales and servicing of computer hardware and software and telecommunications equipment; information management equipment; ancillary storage, other incidental uses, including, but not limited to, training rooms, cafeteria and health club for Tenant's employees. Tenant also shall have the right to use the Premises for any other legal use, provided that Tenant obtains Landlord's prior written consent, not to be unreasonably withheld, delayed or conditioned. All parking areas and other areas of the Premises located outside of the Buildings shall be for the Tenant's exclusive use and Tenant may install and use therein a generator (properly screened from view), benches, tables, chairs, umbrellas, and other outdoor amenities, security cameras, and other similar removable equipment. Landlord makes no representation or warranty that any specific use of the Premises desired by Tenant is permitted pursuant to any Laws.

Uses Prohibited: Tenant shall not commit or suffer to be committed on the Premises any waste, nuisance, or other act or thing which may disturb the quiet enjoyment of any other tenant in or around the Project, nor allow any sale by auction or any other use of the Premises for an unlawful purpose. Tenant shall not (i) damage or overload the electrical, mechanical or plumbing systems of the Premises, (ii) attach, hang or suspend anything from the ceiling or columns of the building or set any load on the floor in excess of the load limits for which such items are designed, or (iii) generate dust, fumes or waste


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products which create a fire or health hazard or damage the Premises or any portion of the Project, including without limitation the soils or ground water in or around the Project. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature, or any waste materials, refuse, scrap or debris, shall be stored upon or permitted to remain on any portion of the Premises outside of the Building (excluding items stored in permitted storage enclosures designed for such purpose) without Landlord's prior approval, which approval may be withheld in its sole discretion.

Advertisements and Signs: Tenant will not place or permit to be placed, in, upon or about the Premises (excluding the interior of the Buildings) any signs not approved by the city and other governing authority having jurisdiction. Subject to the foregoing requirement, Tenant shall have the right to place two (2) signs mounted on each of the Buildings and one (1) ground mounted monument sign adjacent to each Building. The design and placement of the monument signs shall be subject to the reasonable approval of Landlord. Any sign placed on the Premises shall be removed by Tenant, at its sole cost, prior to the Expiration Date or promptly following the earlier termination of the Lease, and Tenant shall repair, at its sole cost, any damage or injury to the Premises caused thereby, and if not so removed, then Landlord may have same so removed at Tenant's expense.

Covenants, Conditions and Restrictions: This Lease is subject to the effect of
(i) any easements, rights of way of record and any other matters or documents of record on the Effective Date; (ii) that certain Deed of Trust with Assignment of Rents naming Bank of America as Beneficiary, originally recorded in the official Records of Alameda County, California on June 19, 1998, as Instrument No. 98-207750 (the "Deed of Trust"), which Deed of Trust will be re-recorded on or after the Effective Date for the purpose of encumbering thereby the Premises; and (iii) any zoning laws of the city, county and state where the Buildings are situated (collectively referred to herein as "Restrictions") and Tenant and Landlord will conform to and will not violate the terms of any such Restrictions.

TERM AND RENTAL:

Base Monthly Rent: The term ("Lease Term") shall be for ten (10) years, commencing on Substantial Completion of construction, as determined pursuant to
Section 5.B, of Building 1 or Building 2, whenever first occurs, (the "Commencement Date") and ending ten (10) years thereafter ("Expiration Date"). In addition to all other sums payable by Tenant under this Lease, beginning on the Commencement Date Tenant shall pay as net base monthly rent ("Net Base Monthly Rent") for the Premises an amount equal to the product of $1.35 multiplied by the rentable square footage of the Building (as determined under Section 2.C above) which then is substantially complete. Upon Substantial Completion of the second of the Buildings, the Net Monthly Base Rent shall increase to the product of $1.35 multiplied by the rentable square footage (again as determined under Section 2.C) of both Buildings. In addition to the Net Base Monthly Rent and concurrently with the payment thereof, Tenant shall pay to Landlord an amount per month (the "Added Base Monthly Rent") sufficient to fully amortize over the Lease Term with ten percent (10%) interest the sum of $2,040,647, which represents the stipulated cost of certain repairs (the "Stipulated Repair Cost") to the three (3) buildings adjacent to the Project which Tenant currently leases (the "Paseo Padre Buildings") under leases with Landlord dated in April of 1997 (the "Existing Leases"). The Added Base Monthly Rent for each Building shall be calculated as follows: (i) for Building 2 (which the parties anticipate will be the first Building to be substantially completed) 47.39% of the Stipulated Repair Cost (or the sum of $967,062.61) shall be discounted over 120 months using a 10% interest rate, for an Added Base Monthly Rent payment of $12,779.80; and (ii) for Building 1 52.61% of the Stipulated Repair Cost (or the sum of $1,073,584.39) shall be discounted over the number of full calendar months remaining in the Lease Term after the Substantial Completion of Building 1, also using a 10% interest rate, for an estimated Added Base Monthly Rent payment (assuming 118 full calendar months then remain in the Lease Term) of $14,327.17. Tenant shall have the option, at any time during the Lease Term, of prepaying the Added Base Monthly Rent in a lump sum, by discounting the Added Base Monthly Rent for the remainder of the term using a ten percent (10%) discount rate. If Tenant prepays the Added Base Monthly Rent, Tenant thereafter shall be obligated to pay as base rent only the Net Base Monthly Rent. As


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used in this Lease, the term "Base Monthly Rent" shall mean the Net Base Monthly
Rent plus the Added Base Monthly Rent.

Rental Adjustment: On March 1, 2002 and every twenty-four (24) months thereafter (each an "Adjustment Date"), the then payable Net Base Monthly Rent shall be subject to adjustment to based on the increase, if any, in the Consumer Price Index that has occurred during the twenty-four (24) months preceding the then applicable Adjustment Date. The basis for computing the adjustment shall be the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for all urban consumers, all items, and 1982-1984 = 100 for the San Francisco-Oakland-San Jose Area (the "Index"). The Index most recently published preceding the previous Adjustment Date (or, with respect to the first Adjustment Date, the Index for March 1, 2000) shall be the "Base Index". If the Index most recently published preceding the Adjustment Date ("Comparison Index") is greater that the Base Index, the then payable Net Base Monthly Rent shall be increased by multiplying the then payable Net Base Monthly Rent by a fraction, the numerator of which is the Comparison Index and the denominator of which is the Base Index. Notwithstanding any subsequent decrease or increase in the Index, the rent adjustment pursuant to this section for any calendar year shall never be less than three percent (3%) nor more than eight percent (8%) per year compounded annually. Upon any adjustment of the Net Base Monthly Rent, Landlord shall notify Tenant by letter stating the new Net Base Monthly Rent. Landlord's calculation of the Net Base Monthly Rent escalation shall be conclusive and binding unless Tenant objects to such calculation within sixty (60) days after Tenant's receipt from Landlord of such calculation. Landlord's failure to adjust Net Base Monthly Rent on any Adjustment Date shall not prevent Landlord from retroactively adjusting Net Base Monthly Rent at any subsequent time during the Lease Term. If the Index base year has changed so that it differs from 1984-1984=100, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is changed, revised or discontinued for any reason, there shall be substituted in lieu thereof, and the term "Consumer Price Index" shall thereafter refer to, the most nearly comparable official price index published by the United States Government in order to obtain substantially the same result as would have been obtained had the original Consumer Price Index not been discontinued, revised or changed, which alternative index shall be selected by Landlord and shall be subject to Tenant's written approval.

Payment and Prorations: Base Monthly Rent shall be due in advance on or before the first day of each calendar month during the Lease Term. All sums payable by Tenant under this Lease shall be paid to Landlord in lawful money of the United States of America, without offset or deduction, except as set forth herein, and without prior notice or demand, at the address specified in Section 1 of this Lease or at such place or places as may be designated in writing by Landlord during the Lease Term. Net Base Monthly Rent for any period at the beginning or end of the Lease Term which is less than a calendar month shall be a pro rata portion of the monthly installment. Net Base Monthly Rent likewise shall be prorated if Substantial Completion of the second of the Buildings occurs on a date other than the first day of a calendar month. Added Base Monthly rent shall be payable only on the first day of a calendar month and only for the number of calendar months as are necessary to fully amortize the Stipulated Repair Cost allocable to each Building as provided in Section 4.A above.

Late Charges: Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Monthly Rent and other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which is extremely difficult to ascertain. Such costs include but are not limited to: administrative, processing, accounting, and late charges which may be imposed on Landlord by the terms of any contract, revolving credit, mortgage, or trust deed covering the Premises. Accordingly, if any installment of Base Monthly Rent or other sum due from Tenant shall not be received by Landlord or its designee within five (5) days after the rent is due, Tenant shall pay to Landlord a late charge equal to five (5%) percent of such overdue amount, which late charge shall be due and payable on the same date that the overdue amount was due. The foregoing notwithstanding, Tenant shall be granted one exception per calendar year when Base Monthly Rent may be received by Landlord up to ten (10) days after notice to Tenant that such Base


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Monthly Rent is past due before Tenant incurs the 5% late charge. The parties agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, excluding interest and attorneys fees and costs. If any rent or other sum due from Tenant remains delinquent for a period in excess of thirty (30) days then, in addition to such late charge, Tenant shall pay to Landlord interest on any rent that is not paid when due at the Agreed Interest Rate specified in Section 19.J and calculated from the date thirty (30) days following the date such amount became due until the date such rent is paid. Acceptance by Landlord of such late charge shall not constitute a waiver of Tenant's default with respect to such overdue amount nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. In the event that a late charge is payable hereunder, whether or not collected, for three (3) consecutive installments of Base Monthly Rent, then the Base Monthly Rent shall automatically become due and payable quarterly in advance, rather than monthly, notwithstanding any provision of this Lease to the contrary.

Security Deposit: Prior to the Commencement Date, Tenant shall deposit with Landlord cash equal to the first month's rent ("Security "Deposit"). Landlord shall not be deemed a trustee of the Security Deposit, may use the Security Deposit in business, and shall not be required to segregate it from its general accounts. Tenants shall not be entitled to interest on the Security Deposit. Landlord shall credit to the Security Deposit required under this Lease any unused portion of the security deposits held by Landlord under the Existing Leases. Furthermore, Landlord agrees that in lieu of a cash Security Deposit, Tenant may deposit a letter of credit in a form reasonably acceptable to Landlord. Landlord shall be entitled to draw against the letter of credit at any time provided only that Landlord certifies to the issuer of the letter of credit that Tenant is in default under the Lease. Tenant shall keep the letter of credit in effect (by renewal, extension or replacement) during the entire Lease Term, as the same may be extended, plus a period of four (4) weeks after expiration of the Lease Term. At least thirty (30) days prior to expiration of any letter of credit, the term thereof shall be renewed or extended for a period of at least one (1) year or the letter of credit shall be replaced by a new letter of credit meeting the requirements of this section. Tenant's failure to so renew, extend or replace the letter of credit shall entitle Landlord to draw down the letter of credit in full and hold the proceeds as a cash Security Deposit until such time as Tenant delivers a replacement letter of credit meeting all the requirements of this Section 4.E. In the event Landlord draws against the letter of credit, Tenant shall replenish the existing letter of credit or cause a new letter of credit to be issued such that the aggregate amount of letters of credit available to Landlord at all time during the Lease Term is the amount of the Security Deposit originally required. If Tenant defaults with respect to any provisions of the Lease, including but not limited to the provisions relating to payment of Base Monthly Rent or other charges, Landlord may, to the extent reasonably necessary to remedy Tenant's default, use any or all of the Security Deposit towards payment of the following: (i) Base Monthly Rent or other charges in default; and (ii) any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default including, but not limited to Tenant's failure to restore or clean the Premises following vacation thereof. If any portion of the Security Deposit is so used or applied, Tenant shall, within (10) days after written demand from Landlord, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its full original amount, and shall pay to Landlord such other sums as necessary to reimburse Landlord for any sums paid by Landlord. If Tenant shall monetarily default after expiration of any applicable cure period more than three (3) times in any twelve (12) month period, then the Security Deposit shall, within ten (10) days after demand by Landlord, be increased by Tenant to an amount equal to three (3) times the Base Monthly Rent. Tenant may not assign or encumber the Security Deposit without the consent of Landlord. Any attempt to do so shall be void and shall not be binding on Landlord. The Security Deposit shall be returned to Tenant within thirty (30) days after the Expiration Date and surrender of the Premises to Landlord, less any amount deducted in accordance with this Section, together with Landlord's written notice itemizing the amounts and purposes for such deduction. In the event of termination of Landlord's interest in this Lease, Landlord may deliver or credit the Security Deposit to Landlord's successor in interest in the Premises and thereupon be relieved of further responsibility with respect to the Security Deposit.


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Termination of Paseo Padre Leases: As a material consideration for Tenant entering this Lease, Landlord agrees to the termination of the Existing Leases of the Paseo Padre Buildings and to accept Tenant's surrender of such buildings "AS-IS" and "WITH ALL FAULTS" and Tenant shall have no further responsibility repairs in such buildings, including, without limitation, those needed due to further deterioration from water intrusion. Landlord and Tenant shall, concurrently with their execution of this Lease and as a condition to the effectiveness hereof, cause the parties to execute a separate Lease Termination and Settlement Agreement for the purpose of terminating the Existing Leases of the Paseo Padre Buildings.

CONSTRUCTION:

Building Shell Construction: Prior to the Commencement Date, Landlord shall complete construction of the Building Shells, the scope of which improvements are outlined in the plans and specifications attached as Exhibit "C" ("Shell Plans and Specifications"). Landlord shall be responsible and pay for all costs and expenses associated with the Building Shells, except for the items identified under the heading "TENANT IMPROVEMENT DOLLARS" on the budget attached hereto as Exhibit C-1. Tenant shall pay as part of its Tenant Improvement costs all costs shown on Exhibit C-1 as TENANT IMPROVEMENT DOLLARS. The Building Shells shall be constructed in a good and workmanlike fashion and in compliance with all codes, laws, rules and regulations of applicable governmental authority. Without limiting the generality of the foregoing, Landlord warrants to Tenant that each Building Shell shall be constructed in a watertight fashion, with no moisture intrusion through the roof, walls or floor slab. Landlord shall assign to Tenant any warranties related to the Building Shells which would reduce Tenant's maintenance obligations hereunder and shall cooperate with Tenant to enforce all such warranties. Landlord's liability for damage for breach of any warranty under this Section 5 shall be limited to the cost of correcting any deficiency covered by the warranty and shall not include any liability for consequential damages including, but not limited to, loss of use, business interruption, loss of profit or impairment of value, and Tenant waives any claim for consequential damages on account of breach of any such warranty.

Tenant Improvement Plans: Tenant, at Tenant's sole cost and expense, shall retain an interior architect ("Architect") to prepare plans and outline specifications to be attached as Exhibit "D" ("Tenant Improvement Plans and Specifications") with respect to the construction of the improvements with the Buildings ("Tenant Improvements") necessary for Tenant's use and occupancy thereof. Landlord shall cause Tenant Improvements to be constructed by Devcon Construction ("General Contractor"), in accordance with the Tenant Improvement Plans and Specifications. The Tenant Improvement Plans and Specifications shall be completed for all aspects of the work by April 1, 2001. The Tenant Improvement Plans and Specifications shall include all detail necessary for submittal to the City of Fremont for issuance of building permits and for the construction of the Tenant Improvements, and shall include any information required by the relevant agencies regarding Tenant's use of Hazardous Materials if applicable. The Tenant Improvements shall consist of all items not included within the scope of the Building Shell. All Tenant Improvements shall be subject to Landlord's approval, which approval which shall not be unreasonably withheld, conditioned or delayed. The Tenant Improvement Plans and Specifications shall be prepared in sufficient detail to allow the General Contractor to construct the Tenant Improvements. The Tenant Improvements shall not be removed or altered by Tenant without the prior written consent of Landlord as provided in Section 7. Tenant shall have the right to depreciate and claim and collect any investment tax credits in the Tenant Improvements paid for by Tenant. Upon expiration of the Lease Term or any earlier termination of the Lease, the Tenant Improvements shall become the property of Landlord and shall remain upon and be surrendered with the Premises, and title thereto shall automatically vest in Landlord without any payment therefor, except as otherwise expressly provided in Section 15 (with respect to insurance proceeds) and Section 16 (with respect to any condemnation award). Landlord shall use its reasonable best efforts to obtain a building permit from the City of Fremont for the Tenant Improvements as soon as possible after submittal of the Tenant Improvement Plans and Specifications, and thereafter to cause the General Contractor to Substantially Complete the Building, including the Tenant Improvements therein. Each Building shall be deemed "Substantially Complete" (and "Substantial


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Completion" shall occur) when: (i) Tenant Improvements have both been substantially completed in accordance with the Tenant Improvement Plans and Specifications, as evidenced by the issuance of a certificate of occupancy or a temporary certificate of occupancy or its equivalent by the appropriate governmental authority, (ii) Tenant's Architect has certified that the Tenant Improvements have been completed in accordance with the Tenant Improvement Plans and Specifications, and Landlord's Architect has certified to Tenant that the Building Shell has been completed, and all necessary elements of the Project needed for beneficial occupancy of the Building have been completed, all in accordance with the Building Shell Plans and Specifications; and (iii) the Building systems including, but not limited to, mechanical, electrical and plumbing, are operational to the extent necessary to service the Premises, and Tenant has use of substantially all parking spaces called for under this Lease. Installation of (x) Tenant's data and phone cabling, (y) Tenant's furniture, or
(z) the exterior landscaping shall not be required in order to deem a Building Substantially Complete. Landlord agrees to provide Tenant a permit which allows Tenant to occupy the Premises from the City of Fremont (or its equivalent) within sixty (60) days following the Commencement Date.

Pricing: Within ten (10) days after completion of the Tenant Improvements Plans and Specifications, Landlord shall cause the General Contractor to submit to Tenant copies of competitive bids (including a schedule of values for each bid) from at least three (3) subcontractors (at least one of which such subcontractors may be specified by Tenant, subject to Landlord's reasonable approval) for each aspect of the work in excess of Five Thousand and No/100 Dollars ($5,000.00) related to the Tenant Improvements. The foregoing notwithstanding, Tenant shall have the right to sole-source to designated subcontractors (subject to Landlord's reasonable approval) for specialty rooms. General Contractor shall not do any self-performed work over $10,000.00 without first providing Tenant with 3 bids for comparison purposes. Landlord shall cause the General Contractor to utilize the low bid in each case unless Tenant approves or directs General Contractor's use of another subcontractor, and the cost of the Tenant Improvements shall be based upon construction expenses equal to (i) the bid amounts as approved by Tenant, and (ii) the general contractor fee specified in Section 5.H below ("Tenant Improvement Budget"). Upon Tenant's written approval of the Tenant Improvement Budget, which approval shall not be unreasonably withheld or delayed, Landlord and Tenant shall be deemed to have given their respective approvals of the final Tenant Improvement Plans and Specifications on which the cost estimate was made, and Landlord shall cause the General Contractor to proceed with the construction of the Tenant Improvements in accordance with the terms of Section 5.G below. If Tenant does not specifically approve or disapprove the bids within seven (7) days, Tenant shall be deemed to have approved the bids.

Change Orders: Tenant shall have the right to order changes in the manner and type of construction of the Building Shell or Tenant Improvements. Upon request and prior to Tenant's submitting any binding change order, Landlord shall cause the General Contractor to promptly provide Tenant with written statements of the cost to implement, cost breakdown, and the time delay and increased construction costs associated with any proposed change order, which statements shall be binding on General Contractor. If no time delay or increased construction cost amount is noted on the written statement, the parties agree that there shall be no adjustment to the construction cost or the Commencement Date associated with such change order. If ordered by Tenant, Landlord shall cause the General Contractor to implement such change order and the cost of constructing the Tenant Improvements shall be increased or decreased in accordance with the cost statement previously delivered by General Contractor to Tenant for any such change order. The fee charged by General Contractor in addition to any such change order shall be consistent with Section 5.H. below.

Letter of Credit to Secure Tenant Improvement Construction: On or before the date Landlord commences construction of the Tenant Improvements in Building 2, Tenant shall deposit with Landlord a letter of credit ("TI Letter of Credit") in an amount of Nine Million Dollars ($9,000,000) to secure Tenant's obligation to pay for the Tenant Improvements pursuant to this Lease. The TI Letter of Credit shall thereafter be promptly reduced upon presentation to Landlord of evidence reasonably


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satisfactory to Landlord that a percentage of the Tenant Improvements equal to the requested reduction has been satisfactorily completed and paid for including partial lien waivers and architects' certificates. Upon Landlord's receipt of reasonably satisfactory evidence that the Tenant Improvements have been completed free of liens and that Tenant has fully paid for the cost of all of Tenant Improvements, the TI Letter of Credit shall be cancelled and returned to Tenant by Landlord. Landlord shall be entitled to draw against the full amount of the TI Letter of Credit at any time provided only that Landlord certifies to the issuer of the TI Letter of Credit that Tenant has failed to make a payment for Tenant Improvement costs as provided in 5.F, that Tenant has failed to timely renew or extend the TI Letter of Credit as required by this paragraph, or that Tenant has failed to amend the TI Letter of Credit or obtain a new TI Letter of Credit as required by this paragraph. Tenant shall keep the TI Letter of Credit in effect at all times prior to payment in full for the Tenant Improvements. The TI Letter of Credit shall provide for an outside expiry date not earlier than two (2) years after its original issuance and an automatic renewal unless the issuer provides Landlord with notice of non-renewal at least forty-five (45) days before each anniversary of such original issuance. If the TI Letter of Credit is not so renewed or extended, or a new Letter of Credit meeting the requirements of this section is not delivered to Landlord at least thirty (30) days prior to the expiration of the TI Letter of Credit, Landlord shall be entitled to draw down the entire amount of the TI Letter of Credit. Any amounts drawn on the TI Letter of Credit shall be used to pay for the cost of the Tenant Improvements. In the event the TI Letter of Credit is drawn by Landlord, then promptly following Landlord's completion of the Tenant Improvements Landlord shall refund to Tenant any excess proceeds from the TI Letter of Credit.

Tenant Improvement Costs: The cost of Tenant Improvements shall consist of only the following to the extent actually incurred by General Contractor in connection with the construction of Tenant Improvements: construction costs, all permit fees, all fees associated with Tenant's Architect, engineers and consultants, construction taxes or other costs imposed by governmental authorities related to the Tenant Improvements, and the General Contractor Fee as described in Section 5.H below. During the course of construction of Tenant Improvements, Landlord shall cause the General Contractor to deliver to Tenant not more than once each calendar month a written request for payment ("Progress Invoice") which shall include and be accompanied by General Contractor's certified statements setting forth the amount requested and certifying the percentage of completion of each item for which reimbursement is requested. Tenant shall have a right of reasonable review and approval of the Progress Invoice. Tenant shall pay directly to the General Contractor the amount due pursuant to the Progress Invoice, within fifteen (15) days after Tenant's receipt of the above items. Notwithstanding the foregoing, Tenant shall be entitled to retain ten percent (10%) of the amount invoiced by General Contractor until the Tenant Improvements are Substantially Complete as defined in Section 5.B. All costs for Tenant Improvements shall be fully documented to and verified by Tenant.

Force Majeure: Any prevention, delay or stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuel or reasonable substitutes therefor, governmental restrictions, regulations, controls, civil commotion, fire or other act of God, and another causes beyond the reasonable control of Landlord (except financial inability) shall extend the dates contained in this Section 5 by a period equal to the period of any said prevention, delay or stoppage; provided, however, that in the event of any such prevention, delay or stoppage, Landlord shall notify Tenant in writing within five (5) business days of Landlord's discovery of such. If Landlord fails to do so, Landlord may not claim that any such delay extends the date for Substantial Completion. If Landlord cannot obtain building permits or Substantially Complete construction by the dates set forth herein, this Lease shall not be void or voidable nor shall Landlord be liable for any loss or damage resulting therefrom.

In the event Landlord has failed to achieve Substantial Completion of Building 2 by January 4, 2002, or Substantial Completion of Building 1 by March 15, 2002 (as such dates may be extended by Tenant Delays), Tenant shall have the right to terminate the involvement of Landlord and the General Contractor in the construction process by providing Landlord written notice of such election. Tenant shall thereafter be entitled to complete construction using a general contractor and/or construction


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manager selected by Tenant. In such event, Tenant shall be entitled to deduct from the Base Monthly Rent initially payable hereunder any Tenant Improvement costs incurred by Tenant in excess of the Tenant Improvement Budget approved by Tenant pursuant to Section 5.C as a result of Landlord's failure to achieve Substantial Completion.

General Contractor Overhead & Profit: As compensation to General Contractor for its services related to construction of the Building Shell and Tenant Improvements, General Contractor shall receive a fee of three percent (3%) of the "hard" construction costs plus a payment for general conditions of not more than One Hundred Twenty-Seven Three Hundred Eighty Dollars ($127,380) (collectively, the "General Contractor's Fee") to cover all of the following: construction supervision and administration, temporary on-site facilities, home office administration, supervision, project executive, general superintendent, general overhead, office supplies, accounting services, computer charges, telephone expenses, fax office/job site, data processing, secretarial services, mail, express mail, insurance, City licenses, project manager, estimator, project engineer, scheduling, reconstruction services, superintendent, general labor, daily clean-up and final clean-up, protection of work, petty cash, safety enforcement and safety signage, small tools, first aid facilities, general field coordination, project field office, Tenant vendor coordination, blueprinting, job trailer, temporary structures, utilities, and coordination and construction profit. Except as provided therein, Landlord or General Contractor shall not receive any other fee or payment from Tenant in connection with General Contractor's services.

Tenant Delays: A "Tenant Delay" shall mean any delay in Substantial Completion of the Building as a result of any of the following: (i) Tenant's failure to complete or approve the Tenant Improvement Plans by the dates set forth in
Section 5.B, (ii) Tenant's failure to approve the bids for construction by the dates set forth in Section 5.C, (iii) changes to either the Shell Plans and Specifications or the Tenant Improvement Plans requested by Tenant which delay the progress of the work, (iv) Tenant's request for materials, components or finishes which are not available in a commercially reasonable time given the target Commencement Date, (v) Tenant's failure to make a progress payment for Tenant Improvement costs as provided in Section 5.F, (vi) Tenant's request for more than one (1) rebidding of the cost of all or a portion of the work, and
(vii) any errors or omissions in the Tenant Improvement Plans provided by Tenant's architect. In the event Landlord believes Tenant is causing a Tenant Delay, Landlord shall notify Tenant in writing, state the action or inaction that it believes is causing the Tenant Delay, and state the date from which a Tenant Delay is being calculated. Claim of Tenant Delay shall be made within five (5) days after Landlord's discovery of the occurrence of the event giving rise to such claim. Tenant shall have the right to expedite work, at its sole cost, to minimize the effect of any Tenant Delays, to the extent it is practicable to do so. However, no Tenant Delay shall advance the Commencement Date to a date before the estimated Commencement Date of October 1, 2001. Notwithstanding anything to the contrary set forth in this Lease and regardless of the actual date the Premises are Substantially Complete (but subject to the limitation in the preceding sentence), the Commencement Date shall be deemed to be the date the Commencement Date would have occurred if no Tenant Delay had occurred as reasonably determined by Landlord. In addition, if a Tenant Delay results in an increase in the cost of the labor or materials, Tenant shall pay the cost of such increases.

Insurance: Landlord shall cause the General Contractor to procure (as a cost of the Building Shell) a "Broad Form" liability insurance policy in the amount of Three Million Dollars ($3,000,000.00). Landlord shall also procure (as a cost of the Building Shells) builder's risk insurance for the full replacement cost of the Building Shells and Tenant Improvements while the Buildings and Tenant Improvements are under construction, up until the date that the casualty insurance policy described in Section 9 is in full force and effect.

Punch List & Warranty: After the Building Shells and Tenant Improvements are Substantially Complete, Landlord shall cause the General Contractor to immediately correct any construction defect or other "punch list" item which Tenant brings to General Contractor's attention. All such work shall be performed so as to reasonably minimize the interruption to Tenant and its activities on the Premises. General Contractor shall provide a standard contractor's warranty with respect to the


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Building Shells and the Tenant Improvements for one (1) year from the
Commencement Date. Such warranty shall exclude routine maintenance, damage caused by Tenant's negligence or misuse, and acts of God.

      In addition Landlord shall warrant the Building Shells and Tenant Improvements against defects in workmanship or materials, including, but not limited to, HVAC systems, electrical system and devices, plumbing system and devices (but excluding Tenant Improvements performed by subcontractors sole-sourced pursuant to Section 5.C. above), for one (1) year from the Commencement Date. Such warranty shall exclude (i) routine maintenance, (ii) damage caused by the negligence or misuse by Tenant, and (iii) acts of God.

Other Work by Tenant: All work not described in the Shell Plans and Specifications or Tenant Improvement Plans and Specifications, such as furniture, telephone equipment, telephone wiring and office equipment work, shall be furnished and installed by Tenant at Tenant' cost. Prior to Substantial Completion, Tenant shall be obligated to (i) provide active phone lines to any elevators, and (ii) contract with a firm to monitor the fire system. When the construction of the Tenant Improvements has proceeded to the point where Tenant's work of installing its fixtures and equipment in the Premises can be commenced, General Contractor shall notify Tenant and shall permit Tenant and its authorized representatives and contractors access to the Premises before the Commencement Date for the purpose of installing Tenant's trade fixtures and equipment. Any such installation work by Tenant or its authorized representatives and contractor shall be undertaken upon the following conditions: (i) the entry into the Premises by Tenant or its representatives or contractors shall not materially interfere with or delay General Contractor's work, (ii) the entry into the Premises by Tenant or its representatives or contractors shall be under all the terms and conditions of the Lease except for payment of Base Monthly Rent and other expenses due under the Lease, and (iii) any contractor used by Tenant in connection with such entry shall not unreasonably interfere with the ability of the General Contractor to complete construction using union labor.

ACCEPTANCE OF POSSESSION AND COVENANTS TO SURRENDER :

Delivery and Acceptance: On the Commencement Date, Landlord shall deliver and Tenant shall accept possession of the Premises and enter into occupancy of the Premises on the Commencement Date. Except as otherwise specifically provided herein, Tenant agrees to accept possession of the Premises in its then existing condition, subject to all Restrictions and without representation or warranty by Landlord except as provided in this Lease. Tenant's taking possession of any part of the Premises shall be deemed to be an acceptance of any work of improvement done by Landlord in such part as complete and in accordance with the terms of this Lease except for "Punch List" type items of which Tenant has given Landlord written notice prior to the time Tenant takes possession, subject to:
(i) any claims with respect to latent defects, (ii) the warranties from Landlord contained in this Lease, (iii) Landlord's obligations to correct construction defects, and (iv) any failure of the Premises to comply with laws in effect as of the date of completion. At the time Landlord delivers possession of the Premises to Tenant, Landlord and Tenant shall together execute an acceptance agreement. Landlord shall have no obligation to deliver possession, nor shall Tenant be entitled to take occupancy, of the Premises until such acceptance agreement has been executed, and Tenant's obligation to pay Base Monthly Rent and Additional Rent shall not be excused or delayed because of Tenant's failure to execute such acceptance agreement. Within sixty (60) days after the Commencement Date, Tenant agrees to be in occupancy of at least fifty percent (50%) of the rentable square footage of the Premises.

Condition Upon Surrender: Tenant further agrees on the Expiration Date or on the sooner termination of this Lease, to surrender the Premises to Landlord in good condition and repair, normal wear and tear, damage due to casualty or condemnation and maintenance otherwise the responsibility of Landlord pursuant to this Lease excepted. In this regard, "normal wear and tear" shall be construed to mean wear and tear caused to the Premises by the natural aging process which occurs in spite of prudent application of the best commercially reasonable standards for maintenance, repair replacement, and janitorial practices, and does not include items of neglected or deferred maintenance. In any event, Tenant shall cause the following to be done prior to the Expiration Date or sooner termination of this Lease: (i) all interior walls


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shall be cleaned, patched, and otherwise made paint-ready, (ii) all tiled floors shall be cleaned and waxed, (iii) all carpets shall be cleaned and shampooed,
(iv) all broken, marred, stained or nonconforming acoustical ceiling tiles shall be replaced, (v) all cabling placed above the ceiling by Tenant or Tenant's contractors shall be removed, (vi) all windows shall be washed; (vii) the HVAC system shall be serviced by a reputable and licensed service firm and left in "good operating condition and repair" as so certified by such firm, (viii) the plumbing and electrical systems and lighting shall be placed in good order and repair (including replacement of any burned out, discolored or broken light bulbs, ballasts, or lenses). On or before the Expiration Date or sooner termination of this Lease, Tenant shall remove all its personal property and trade fixtures from the Premises. All property and fixtures not so removed shall be deemed as abandoned by Tenant. At the expiration of the Lease Term, Landlord shall not have the right to require that Tenant remove from the Premises any of the Tenant Improvements or any Alterations made with Landlord's consent unless Landlord, at the time of granting such consent, indicates that the subject Alteration must be removed upon the expiration of the Lease Term. With respect to Permitted Alterations as defined in Section 7A. below, Tenant shall ascertain from Landlord within ninety (90) days before the Expiration Date whether
Landlord desires to have any such Permitted Alterations removed. If Landlord shall so desire, Tenant shall, at Tenant's sole cost and expense, remove such Alterations and Permitted Alterations as Landlord requires and shall repair any damage to the Building which results from Tenant's removal of any Alterations, Permitted Alterations and any improvements and/or Tenant's equipment, fixtures, and component and shall repair and restore said Premises or such parts thereof before the Expiration Date. Such repair and restoration shall include causing the Premises to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by the repair and restoration work.

Failure to Surrender: If the Premises are not surrendered at the Expiration Date or sooner termination of this Lease in the condition required by this Section 6, Tenant shall be deemed in a holdover tenancy pursuant to this Section 6.C and Tenant shall indemnify, defend, and hold Landlord harmless against loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding tenant founded on such delay and costs incurred by Landlord in returning the Premises to the required condition, plus interest at the Agreed Interest Rate provided, however, that Landlord shall be required to give Tenant at least thirty (30) days' advance notice of any potential loss or liability resulting from such delay. Any holding over after the termination or Expiration Date with Landlord's express written consent, shall be construed as month-to-month tenancy, terminable on thirty (30) days written notice from either party, and Tenant shall pay as Base Monthly Rent to Landlord a rate equal to one hundred twenty five percent (125%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. Any holding over shall otherwise be on the terms and conditions herein specified, except those provisions relating to the Lease Term and any options to extend or renew, which provisions shall be of no further force and effect following the expiration of the applicable exercise period. If Tenant remains in possession of the Premises after the Expiration Date or sooner termination of this Lease without Landlord's consent, Tenant's continued possession shall be on the basis of a tenancy at sufferance and Tenant shall pay as rent during the holdover period an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent due in the month preceding the termination or Expiration Date, plus all other amounts payable by Tenant under this Lease. This provision shall survive the termination or expiration of the Lease.

ALTERATIONS AND ADDITIONS:

Tenant's Alterations: With the exception of Tenant Improvements installed as part of initial construction of the Premises, Tenant shall not make, or suffer to be made, any alteration or addition to the Premises ("Alterations"), or any part thereof, without obtaining Landlord's prior written consent, which consent shall not be unreasonably withheld, and delivering to Landlord the proposed architectural and structural plans for all such Alterations at least fifteen
(15) days prior to the start of construction. If such Alterations affect the structure of the Building, Tenant additionally agrees to reimburse Landlord its reasonable out-of-pocket


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costs incurred in reviewing Tenant's plans. After receipt of Tenant's proposed architectural and structural plans for all such Alterations Landlord shall have a period of ten (10) business days thereafter to grant or deny its consent. Failure by Landlord to respond within such ten (10) business day period shall be deemed approval of such proposed architectural and structural plans. After obtaining Landlord's consent, which consent shall state whether or not Landlord will require Tenant to remove such Alteration at the expiration or earlier termination of this Lease, Tenant shall not proceed to make such Alterations until Tenant has obtained all required governmental approvals and permits, and provides Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics' lien claims. Tenant agrees to provide Landlord (i) written notice of the anticipated and actual start-date of the work, (ii) a complete set of half-size (15" X 21") vellum as-built drawings, and
(iii) a certificate of occupancy for the work upon completion of the Alterations. All Alterations shall be constructed in compliance with all applicable building codes and laws including, without limitation, the Americans with Disabilities Act of 1990 as amended from time to time. During the Lease Term, the Alterations shall be the property of the Tenant and Tenant shall be entitled to all tax benefits associated therewith. Upon the Expiration Date, all Alterations, except movable furniture and trade fixtures, shall become a part of the realty and belong to Landlord but shall nevertheless be subject to removal by Tenant as provided in Section 6 above. Alterations which are not deemed as trade fixtures include heating, lighting, electrical systems, air conditioning, walls, carpeting, or any other installation which has become an integral part of the Premises. All Alterations shall be maintained, replaced or repaired by Tenant at its sole cost and expense. Notwithstanding the foregoing, Tenant shall be entitled without obtaining Landlord's consent, to make Alterations which do not affect the structure of the Building or which do not cost more than Fifty Thousand Dollars ($50,000.00) per Alteration ("Permitted Alterations); provided, however, that Tenant shall still be required to comply with all other provisions of this paragraph.

Free From Liens: Tenant shall keep the Premises free from all liens arising out of work performed, materials furnished, or obligations incurred by Tenant or claimed to have been performed for Tenant. In the event Tenant fails to discharge any such lien within twenty (20) days after receiving notice of the filing, Landlord shall be entitled to discharge the lien at Tenant's expense and all resulting costs incurred by Landlord, including reasonable attorney's fees shall be due from Tenant as additional rent.

Compliance With Governmental Regulations: The term Laws or Governmental Regulations shall include all federal, state, county, city or governmental agency laws, statutes, ordinances, standards, rules, requirements, or orders now in force or hereafter enacted, promulgated, or issued. The term also includes government measures regulating or enforcing public access, traffic mitigation, occupational, health, or safety standards for employers, employees, landlords, or tenants. Tenant, at Tenant's sole expense shall make all repairs, replacements, alterations, or improvements needed to comply with all Governmental Regulations, except as specifically provided otherwise in this Lease.

All costs associated with compliance shall be borne by Tenant if the requirement for compliance is triggered by: (i) Tenant's specific use or change of use of the Premises; or (ii) Tenant's construction or installation of any Alterations or trade fixtures. If a capital improvement or replacement to the Premises is required pursuant to this Section 7.C. for any other reason, then within fifteen
(15) business days after Tenant delivers evidence reasonably satisfactory to Landlord substantiating Tenant's payment of such capital improvement, Landlord shall reimburse Tenant for the cost of the improvement or replacement less that portion of the cost equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, the denominator of which is the useful life (in years) of the capital improvement, as reasonably determined by Landlord in accordance with generally accepted accounting principles. The judgment of any court of competent jurisdiction or the admission of Tenant in any action or proceeding against Tenant (whether Landlord be a party thereto or not) that Tenant has violated any such law, regulation or other requirement in its use of the Premises shall be conclusive of that fact as between Landlord and Tenant.

MAINTENANCE OF PREMISES:


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Landlord's Obligations: Landlord at its sole cost and expense, shall maintain in good condition, order, and repair, and replace as and when necessary, all structural portions of the Building, including, without limitation, the foundation, floor slabs, load bearing walls, below-ground plumbing and sewage facilities, and columns and roof structure of the Building Shell. Landlord's repair responsibility also includes repairing any Tenant Improvements which are damaged due to defects in the design or construction of the Building Shell or the failure of Landlord to repair those components of the Building Shell for which it assumes responsibility under this Lease.

Tenant's Obligations: Tenant shall clean, maintain, repair and replace when necessary the Premises and every part thereof through regular inspections and servicing, including but not limited to: (i) all above-the-foundation plumbing and sewage facilities, (ii) all heating ventilating and air conditioning facilities and equipment, (iii) all fixtures, interior walls floors, carpets and ceilings, (iv) all windows, door entrances, plate glass and glazing systems including caulking, and skylights, (v) all electrical facilities and equipment,
(vi) all automatic fire extinguisher equipment, (vii) the parking lot and all underground utility facilities servicing the Premises (other than below-ground plumbing and sewage facilities, which are the responsibility of Landlord under
Section 8.A.), (viii) all elevator equipment, (ix) the roof membrane system (subject to the provisions of Section 8.G. below), and (x) all waterscape, landscaping and shrubbery. All wall surfaces and floor tile are to be maintained in as good a condition as when Tenant took possession, free of holes, gouges, or defacements. With respect to items (ii), (viii) and (ix) above, Tenant shall provide Landlord a copy of a service contract between Tenant and a licensed service contractor providing for periodic maintenance of all such systems or equipment in conformance with the manufacturer's recommendations. Tenant shall provide Landlord a copy of such preventive maintenance contracts and paid invoices for the recommended work if requested by Landlord. The foregoing notwithstanding, Tenant shall have no responsibility to perform any repair, maintenance or improvement: (i) occasioned by fire, acts of God or other casualty, whether or not covered by insurance, or by the exercise of the power of eminent domain, (ii) required as a consequence of any violation of laws or construction defect in the Premises existing as of the Commencement Date, (iii) for which Landlord has a right of reimbursement from others, or (iv) as to defects in materials or workmanship which are covered by warranties of Landlord and/or the General Contractor.

Waiver of Liability: Failure by Landlord to perform any defined services, or any cessation thereof, when such failure is caused by accident, breakage, repairs, strikes, lockout or other labor disturbances or labor disputes of any character or by any other cause, similar or dissimilar, unless due to the gross negligence or willful misconduct of Landlord, shall not render Landlord liable to Tenant in any respect, including damages to either person or property, nor be construed as an eviction of Tenant, nor cause an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment or machinery utilized in supplying the services listed herein break down or for any cause cease to function properly, upon receipt of written notice from Tenant of any deficiency or failure of any services, Landlord shall use reasonable diligence to repair the same promptly, but Tenant shall have no right to terminate this Lease and shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom. Tenant waives the provisions of California Civil Code Sections 1941 and 1942 concerning the Landlord's obligation of tenantability and Tenant's right to make repairs and deduct the cost of such repairs from the rent. Landlord shall not be liable for a loss of or injury to person or property, however occurring, through or in connection with or incidental to furnishing, or its failure to furnish, any of the foregoing.

Replacements: If as a part of Tenant's fulfillment of its obligations under
Section 8.B above, Tenant is required to replace the roof membrane on the Building in the last two (2) years of the Lease Term, then Landlord shall, within ten (10) days following receipt of written invoices and supporting documentation evidencing the reasonable costs incurred by Tenant in making such replacement, reimburse Tenant for the entire cost of the replacement less that portion of the cost equal to the product of such total cost multiplied by a fraction, the numerator of which is the number of years remaining in the Lease Term, and the denominator of which is the useful life (in years)


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of the replacement. If the replacement occurs during the initial Lease Term,
Tenant's share shall initially be based on the initial Lease Term and if Tenant thereafter exercises its Option pursuant to Section 18 below, then upon the commencement of the Option Term, an adjustment shall be made so that during the Option Term Tenant shall pay its additional share determined by multiplying the cost of the replacement by a fraction, the numerator of which is the sum of the Lease Term remaining at the time of the replacement and the Option Term and the denominator of which is the useful life of the replacement.

HAZARD INSURANCE:

Tenant's Use: Tenant shall not use or permit the Premises, or any part thereof, to be used for any purpose other than that for which the Premises are hereby leased; and no use of the Premises shall be made or permitted, nor acts done, which will cause an increase in premiums or a cancellation of any insurance policy covering the Premises or any part thereof, nor shall Tenant sell or permit to be sold, kept, or used in or about the Premises, any article prohibited by the standard form of fire insurance policies. Tenant shall, at its sole cost, comply with all requirements of any insurance company or organization necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and appurtenances.

Landlord's Insurance: Landlord agrees to purchase and keep in force all risk and fire coverage insurance in an amount equal to the replacement cost of the Buildings (not including any Tenant Improvements or Alterations paid for by Tenant) as determined by Landlord's insurance company's appraisers. Such insurance shall contain reasonable deductibles. Landlord may obtain earthquake insurance subject to the terms hereof if available, but only to the extent the cost thereof does not exceed five cents ($.05) per square foot of the Premises per month, compounded each year during the Lease term at three percent (3%). If the premium due for such insurance exceeds the foregoing amount, Landlord may elect to continue such insurance and pay the excess portion of the premium or to terminate earthquake coverage upon ten (10) days' notice to Tenant, unless Tenant notifies Landlord in writing within such ten (10) day period that Tenant will pay the entire cost of the insurance premium due for that year. In such event, the parties shall review the earthquake coverage and premiums due annually during the Lease term in accordance with the foregoing. Landlord shall be responsible for paying the deductible under the earthquake insurance carried by Landlord pursuant to the terms hereof and the deductible payable in the event of an earthquake shall not be subject to reimbursement by Tenant. Additionally, Landlord may maintain a policy of (i) commercial general liability insurance insuring Landlord (and such others designated by Landlord) against liability for personal injury, bodily injury, death and damage to property occurring or resulting from an occurrence in, on or about the Premises or Project in an amount as Landlord determines is reasonably necessary for its protection, and
(ii) rental loss insurance covering a twelve (12) month period. Tenant agrees to pay Landlord as additional rent, on demand, the full cost of said insurance as evidenced by insurance billings to Landlord, and in the event of damage covered by said insurance, the amount of any deductible under such policy (except that Tenant shall not be responsible for the deductible under Landlord's earthquake insurance policy). Payment shall be due to Landlord within thirty (30) days after written invoice to Tenant. It is understood and agreed that Tenant's obligation under this Section will be prorated to reflect the Lease Commencement and Expiration Dates.

Tenant's Insurance: Tenant agrees, at its sole cost, to insure its personal property, Tenant Improvements and Alterations under an all risk and fire coverage insurance policy for their full replacement value (without depreciation). The property casualty insurance provided by Tenant as required by this Section shall be carried in favor of Landlord and Tenant as their respective interests may appear and shall provide that any loss to Tenant Improvements shall be adjusted with and be payable to both Landlord and Tenant. Tenant shall deliver a copy of the policy and renewal certificate to Landlord. Tenant further agrees, at its sole cost, to obtain worker's compensation and public liability and property damage insurance for occurrences within the Premises with a combined single limit of not less than Five Million Dollars ($5,000,000.00). Tenant's liability insurance shall be primary insurance containing a cross-liability endorsement, and shall provide coverage on an "occurrence" rather than on a "claims made" basis. All such insurance shall provide for severability of interests; shall provide that an act


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or omission of one of the named or additional insureds shall not reduce or avoid coverage to the other named or additional insureds. Tenant shall name Landlord and Landlord's lender as an additional insured and shall deliver a copy of the policies and renewal certificates to Landlord. All such policies shall provide for thirty (30) days' prior written notice to Landlord of any cancellation, termination, or reduction in coverage.

Waiver: Landlord and Tenant hereby waive all tort, contract or other rights each may have against the other on account of any loss or damage sustained by Landlord or Tenant, as the case may be, or to the Premises or its contents, which may arise from any risk covered by their respective insurance policies (or which would have been covered had such insurance policies been maintained in accordance with this Lease) as set forth above. The parties shall each obtain from their respective insurance companies a waiver of any right of subrogation which said insurance company may have against Landlord or Tenant, as the case may be.

TAXES: Tenant shall be liable for and shall pay as additional rental, prior to delinquency, the following: (i) all taxes and assessments levied against Tenant's personal property and trade or business fixtures; (ii) all real estate taxes and assessment installments or other impositions or charges which may be levied on the Premises or upon the occupancy of the Premises, including any substitute or additional charges which may be imposed applicable to the Lease Term; and (iii) real estate tax increases due to an increase in assessed value resulting from a sale, transfer or other change of ownership of the Premises as it appears on the City and County tax bills during the Lease Term. Tenant's obligation under this Section shall be prorated to reflect the Lease Commencement and Expiration Dates. If, at any time during the Lease Term a tax, excise on rents, business license tax or any other tax, however described, is levied or assessed against Landlord as a substitute or addition, in whole or in part, for taxes assessed or imposed on land or Buildings, Tenant shall pay and discharge its pro rata share of such tax or excise on rents or other tax before it becomes delinquent; except that this provision is not intended to cover net income taxes, inheritance, gift or estate tax imposed upon Landlord. In the event that a tax is placed, levied, or assessed against Landlord and the taxing authority takes the position that Tenant cannot pay and discharge its pro rata share of such tax on behalf of Landlord, then at Landlord's sole election, Landlord may increase the Base Monthly Rent by the exact amount of such tax and Tenant shall pay such increase. If by virtue of any application or proceeding brought by Landlord, there results a reduction in the assessed value of the Premises during the Lease Term, Tenant agrees to pay Landlord a fee consistent with the fees charged by a third party appeal firm for such services. Tenant at its cost shall have the right, at any time, to seek a reduction in the assessed valuation of the Premises or to contest any real property taxes that are to be paid by Tenant. Landlord shall not be required to join in any such proceeding or contest unless the provisions of any law require that the proceeding or contest be brought by or in the name of the owner of the Premises. In such event, Landlord shall join in the proceeding or contest or permit it to be brought in Landlord's name, provided that Landlord is not required to bear any cost in connection therewith.

UTILITIES: Tenant shall pay directly to the providing utility all water, gas, electric, telephone, and other utilities supplied to the Premises. Landlord shall not be liable for loss of or injury to person or property, however occurring (unless due to the gross negligence or willful misconduct of Landlord), through or in connection with or incidental to furnishing or the utility company's failure to furnish utilities to the Premises, and in such event Tenant shall not be entitled to abatement or reduction of any portion of Base Monthly Rent or any other amount payable under this Lease. Notwithstanding the foregoing, if utility services to the Premises are interrupted for a period of thirty (30) continuous business days through no fault of Tenant, then Tenant shall be entitled to an abatement of rent to the extent of the interference with Tenant's use of the Premises occasioned thereby beginning on the expiration of such thirty (30) day period.

TOXIC WASTE AND ENVIRONMENTAL DAMAGE:

Tenant's Responsibility: Without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, Tenant or Tenant's agents, employees, contractors, subtenants or third-party invitees ("Tenant's Agents") shall not cause or permit any Hazardous Materials (as defined below) to be generated, brought onto, used, stored, created,


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released, or disposed of in or about the Premises, except that Tenant may use and store those substances customary in typical office uses for which no consent shall be required. As used herein, the term "Hazardous Material" shall mean any substance, material or waste (whether liquid, solid or gaseous), which is a pollutant or contaminant, or which is hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or which presents a risk to public health or the environment, or which is at the time in question regulated by or under the authority of any Environmental Laws, as defined below, including, without limitation, asbestos or asbestos containing materials, petroleum products, pesticides, polychlorinated biphenyls, flammable explosives, radioactive materials and urea formaldehyde. As used in this Lease, the term "Environmental Laws" shall mean any present or future federal, state or local law, whether common law, statute, rule, regulation or ordinance, judgment, order or other governmental restriction, guideline, listing or requirement, relating to the environment or any Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. ss.9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss.6901 et seq., and applicable provisions of the California Health and Safety Code and the California Water Code, all as heretofore or hereafter may be amended from time to time. In order to obtain consent, Tenant shall deliver to Landlord its written proposal describing the Hazardous Materials to be brought onto the Premises, measures to be taken for storage and disposal thereof, safety measures to be employed to prevent pollution or contamination of the air, soil, ground, surface and ground water. Landlord's approval may be withheld in its reasonable judgment. In the event Landlord consents to Tenant's use of Hazardous Materials on the Premises or such consent is not required, Tenant represents and warrants that it shall comply with all Environmental Laws applicable to Hazardous Materials including doing the following: (i) adhere to all reporting and inspection requirements imposed by Federal, State, County or Municipal laws, ordinances or regulations and provide Landlord a copy of any such reports or agency inspections; (ii) obtain and provide Landlord copies of all necessary permits required for the use and handling of Hazardous Materials on the Premises; (iii) enforce Hazardous Materials handling and disposal practices consistent with industry standards; (iv) surrender the Premises free from any Hazardous Materials arising from Tenant's bringing, using, permitting, generating, creating, releasing, emitting or disposing of Hazardous Materials; and (v) properly close the facility with regard to Hazardous Materials including the removal or decontamination of any process piping, mechanical ducting, storage tanks, containers, or trenches which have come into contact with Hazardous Materials and obtain a closure certificate from the local administering agency prior to the Expiration Date.

Tenant's Indemnity Regarding Hazardous Materials: Tenant shall, at its sole cost and expense, comply with all laws pertaining to, and shall with counsel reasonably acceptable to Landlord, indemnify, defend and hold harmless Landlord and Landlord's trustees, shareholders, directors, officers, employees, partners, affiliates, and agents from and against any and all claims, liabilities, obligations, penalties, fines, actions, costs or expenses incurred or suffered arising from the bringing, using, permitting, generating, emitting or disposing of Hazardous Materials by Tenant or Tenant's Agents in or about the Premises during the Lease Term or the violation of any Environmental Laws by Tenant or Tenant's Agents. Tenant's indemnification, defense, and hold harmless obligations include, without limitation, the following: (i) claims, liabilities, costs or expenses resulting from or based upon administrative, judicial (civil or criminal) or other action, legal or equitable, brought by any private or public person under any present or future laws, including Environmental Laws;
(ii) claims, liabilities, costs or expenses pertaining to the identification, monitoring, cleanup, containment, or removal of Hazardous Materials from soils, riverbeds or aquifers including the provision of an alternative public drinking water source; (iii) all costs of defending such claims; (iv) losses attributable to diminution in the value of the Premises or the Building; (v) loss or restriction of use of rentable space in the Building; (vi) adverse effect on the marketing of any space in the Building; and (vi) all other liabilities, obligations, penalties, fines, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, orders or judgments), damages (including consequential and punitive damages), and costs (including attorney, consultant, and expert fees and expenses) resulting from the release or violation


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

caused by Tenant or Tenant's Agents. This Section 12.B shall survive the expiration or termination of this Lease.

Actual Release by Tenant: Tenant and Landlord agree to notify each other of any known lawsuits or orders which relate to the remedying of or actual release of Hazardous Materials on or into the soils or ground water at or under the Premises. Tenant shall also provide Landlord all notices required by Section 25359.7(b) of the Health and Safety Code and all other notices required by law to be given to Landlord in connection with Hazardous Materials. Without limiting the foregoing, Tenant shall also deliver to Landlord, within twenty (20) days after receipt thereof, any written notices from any governmental agency alleging a material violation of, or material failure to comply with, any federal, state or local laws, regulations, ordinances or orders, the violation of which or failure to comply with poses a foreseeable and material risk of contamination of the ground water or injury to humans (other than injury solely to Tenant or Tenant's Agents).

      In the event of any release on or into the Premises or into the soil or ground water under the Premises, the Building or the Project of any Hazardous Materials caused by Tenant or Tenant's Agents, Tenant agrees to comply, at its sole cost, with all laws, regulations, ordinances and orders of any federal, state or local agency relating to the monitoring or remediation of such Hazardous Materials. In the event of any such release of Hazardous Materials Tenant shall immediately give verbal and follow-up written notice of the release to Landlord, and Tenant agrees to meet and confer with Landlord and its Lender to attempt to eliminate and mitigate any financial exposure to such Lender and resultant exposure to Landlord under California Code of Civil Procedure Section 736(b) as a result of such release, and promptly to take reasonable monitoring, cleanup and remedial steps given, inter alia, the historical uses to which the Property has and continues to be used, the risks to public health posed by the release, the then available technology and the costs of remediation, cleanup and monitoring, consistent with acceptable customary practices for the type and severity of such contamination and all applicable laws. Nothing in the preceding sentence shall eliminate, modify or reduce the obligation of Tenant under 12.B of this Lease to indemnify, defend and hold Landlord harmless from any claims liabilities, costs or expenses incurred or suffered by Landlord. Tenant shall provide Landlord prompt written notice of Tenant's monitoring, cleanup and remedial steps.

      In the absence of an order of any federal, state or local governmental or quasi-governmental agency relating to the cleanup, remediation or other response action required by applicable law, any dispute arising between Landlord and Tenant concerning Tenant's obligation to Landlord under this Section 12.C concerning the level, method, and manner of cleanup, remediation or response action required in connection with such a release of Hazardous Materials shall be resolved by mediation and/or arbitration pursuant to this Lease.

Environmental Monitoring: Landlord and its agents shall have the right, at reasonable times and with reasonable prior notice to Tenant, to inspect, investigate, sample and monitor the Premises including any air, soil, water, ground water or other sampling or any other testing, digging, drilling or analysis to determine whether Tenant is complying with the terms of this Section
12. If Landlord discovers that Tenant is not in compliance with the terms of this Section 12, any such costs incurred by Landlord, including attorneys' and consultants' fees, shall be due and payable by Tenant to Landlord within thirty
(30) days following Landlord's written demand therefor.

TENANT'S DEFAULT: The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant: (i) Tenant's failure to pay the Base Monthly Rent including additional rent or any other payment due under this Lease by the date such amount is due, where such failure continues for three (3) business days after written notice from Landlord; (ii) the abandonment of the Premises by Tenant, as defined in California Civil Code Section 1951.3;
(iii) Tenant's failure to observe and perform any other required provision of this Lease, where such failure continues for thirty (30) days after written notice from Landlord, provided however that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Tenant shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion; (iv) Tenant's making of any general assignment for the benefit of creditors;


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(v) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or of a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Tenant, the same is dismissed after the filing); (vi) the appointment of a trustee or receiver to take possession of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where possession is not restored to Tenant within thirty (30) days; or (vii) the attachment, execution or other judicial seizure of substantially all of Tenant's assets located at the Premises or of Tenant's interest in this Lease, where such seizure is not discharged within thirty (30) days.

Remedies: In the event of any such default by Tenant, then in addition to other remedies available to Landlord at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder by giving written notice of such intention to terminate. In the event Landlord elects to so terminate this Lease, Landlord may recover from Tenant all the following: (i) the worth at time of award of any unpaid rent which had been earned at the time of such termination; (ii) the worth at time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss for the same period that Tenant proves could have been reasonably avoided; (iii) the worth at time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; (iv) any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant's failure to perform its obligations under this Lease, or which in the ordinary course of things would be likely to result therefrom; including the following: (x) expenses for repairing, altering or remodeling the Premises for purposes of reletting, (y) broker's fees, advertising costs or other expenses of reletting the Premises, and (z) costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted by applicable California law. The term "rent", as used herein, is defined as the minimum monthly installments of Base Monthly Rent and all other sums required to be paid by Tenant pursuant to this Lease, all such other sums being deemed as additional rent due hereunder. As used in (i) and (ii) above, "worth at the time of award" shall be computed by allowing interest at a rate equal to the discount rate of the Federal Reserve Bank of San Francisco plus five (5%) percent per annum. As used in (iii) above, "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one (1%) percent.

Right to Re-enter : In the event of any such default by Tenant, Landlord shall have the right, after terminating this Lease, to re-enter the Premises and remove all persons and property. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant, and disposed of by Landlord in any manner permitted by law.

Abandonment: If Landlord does not elect to terminate this Lease as provided in
Section 13.A or 13.B above, then the provisions of California Civil Code Section 1951.4, (Landlord may continue the lease in effect after Tenant's breach and abandonment and recover rent as it becomes due if Tenant has a right to sublet and assign, subject only to reasonable limitations) as amended from time to time, shall apply and Landlord may from time to time, without terminating this Lease, either recover all rental as it becomes due or relet the Premises or any part thereof for such term or terms and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. In the event that Landlord elects to so relet, rentals received by Landlord from such reletting shall be applied in the following order to: (i) the payment of any indebtedness other than Base Monthly Rent due hereunder from Tenant to Landlord; (ii) the payment of any cost of such reletting; (iii) the payment of the cost of any alterations and repairs to the Premises; and (iv) the payment of Base Monthly Rent due and unpaid hereunder. The residual rentals, if any, shall be held by Landlord and applied in payment of future Base Monthly Rent as the same may become due and payable hereunder. Landlord shall have the obligation to market the space but shall have no obligation to relet the Premises following a default if Landlord has other comparable available space within the


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Building or Project. In the event the portion of rentals received from such reletting which is applied to the payment of rent hereunder during any month be less than the rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any costs and expenses incurred by Landlord in such reletting or in making such alterations and repairs not covered by the rentals received from such reletting.

No Termination: Landlord's re-entry or taking possession of the Premises pursuant to 13.B or 13.C shall not be construed as an election to terminate this Lease unless written notice of such intention is given to Tenant or unless the termination is decreed by a court of competent jurisdiction. Notwithstanding any reletting without termination by Landlord because of any default by Tenant, Landlord may at any time after such reletting elect to terminate this Lease for any such default.

Non-Waiver : The waiver by Landlord or Tenant of any breach of any term, covenant or condition, herein contained shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of the same or any other term, covenant or condition herein contained. Landlord may accept Tenant's payments without waiving any rights under this Lease, including rights under a previously served notice of default. No payment by Tenant or receipt by Landlord of a lesser amount than any installment of rent due shall be deemed as other than payment on account of the amount due. If Landlord accepts partial payments after serving a notice of default, Landlord may nevertheless commence and pursue an action to enforce rights and remedies under the previously served notice of default without giving Tenant any further notice or demand. Furthermore, Landlord's acceptance of rent from the Tenant when the Tenant is holding over without express written consent does not convert Tenant's Tenancy from a tenancy at sufferance to a month to month tenancy. No waiver of any provision of this Lease shall be implied by any failure of Landlord to enforce any remedy for the violation of that provision, even if that violation continues or is repeated. Any waiver by Landlord of any provision of this Lease must be in writing. Such waiver shall affect only the provision specified and only for the time and in the manner stated in the writing. No delay or omission in the exercise of any right or remedy by Landlord shall impair such right or remedy or be construed as a waiver thereof by Landlord. No act or conduct of Landlord, including, without limitation, the acceptance of keys to the Premises, shall constitute acceptance of the surrender of the Premises by Tenant before the Expiration Date. Only written notice from Landlord to Tenant of acceptance shall constitute such acceptance of surrender of the Premises. Landlord's consent to or approval of any act by Tenant which requires Landlord's consent or approvals shall not be deemed to waive or render unnecessary Landlord's consent to or approval of any subsequent act by Tenant.

Performance by Landlord: If Tenant fails to perform any obligation required under this Lease or by law or governmental regulation, Landlord in its sole discretion may, with thirty (30) days' written notice and without waiving any rights or remedies and without releasing Tenant from its obligations hereunder, perform such obligation, in which event Tenant shall pay Landlord as additional rent all sums paid by Landlord in connection with such substitute performance, including interest at the Agreed Interest Rate (as defined in Section 19.J) within ten (10) days of Landlord's written notice for such payment.

LANDLORD'S  LIABILITY :

Limitation on Landlord's Liability: In the event of Landlord's failure to perform any of its covenants or agreements under this Lease, Tenant shall give Landlord written notice of such failure and shall give Landlord thirty (30) days to cure or commence to cure such failure prior to any claim for breach or resultant damages, provided, however, that if the nature of the default is such that it cannot reasonably be cured within the 30-day period, Landlord shall not be deemed in default if it commences within such period to cure, and thereafter diligently prosecutes the same to completion. In addition, upon any such failure by Landlord, Tenant shall give notice by registered or certified mail to any person or entity with a security interest in the Premises ("Mortgagee") that has provided Tenant with notice of its interest in the Premises, and shall provide Mortgagee a reasonable opportunity to cure such failure. Tenant agrees that each of the Mortgagees to whom this Lease has been assigned is an expressed third-party


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beneficiary hereof. Tenant waives any right under California Civil Code Section
1950.7 or any other present or future law to the collection of any payment or deposit from Mortgagee or any purchaser at a foreclosure sale of Mortgagee's interest unless Mortgagee or such purchaser shall have actually received and not refunded the applicable payment or deposit. Tenant Further waives any right to terminate this Lease and to vacate the Premises on Landlord's default under this Lease. Tenant's sole remedy on Landlord's default is an action for damages or injunctive or declaratory relief, with the sole exception that if Landlord fails to perform its maintenance and repair obligations under Section 8.A. Tenant may, after providing Landlord thirty (30) days written notice, undertake such maintenance or repair at its own cost if Landlord has not commenced to do so. This exception does not apply to items which Landlord and Tenant may disagree as to the scope or necessity of work. If Tenant undertakes such work, Tenant shall be entitled to recover from Landlord the reasonable cost of completing such maintenance or repair work, together with interest thereon at the Agreed Interest Rate from the date of Tenant's expenditure until the date Landlord reimburses Tenant therefor.

Limitation on Tenant's Recourse: If Landlord is a corporation, trust, partnership, joint venture, unincorporated association or other form of business entity, then (i) the obligations of Landlord shall not constitute personal obligations of the officers, directors, trustees, partners, joint venturers, members, owners, stockholders, or other principals or representatives except to the extent of their interest in the Premises. Tenant shall have recourse only to the interest of Landlord in the Premises for the satisfaction of the obligations of Landlord and shall not have recourse to any other assets of Landlord for the satisfaction of such obligations.

Indemnification of Landlord: As a material part of the consideration rendered to Landlord, Tenant hereby waives all claims against Landlord for damages to goods, wares and merchandise, and all other personal property in, upon or about said Premises and for injuries to persons in or about said Premises, from any cause arising at any time to the fullest extent permitted by law, and Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold harmless Landlord, and their shareholders, directors, officers, trustees, employees, partners, affiliates and agents from any claims, liabilities, costs or expenses incurred or suffered arising from the use of occupancy of the Premises or any part of the Project by Tenant or Tenant's Agents, the acts or omissions of Tenant or Tenant's Agents, Tenant's breach of this Lease, or any damage or injury to person or property from any cause, except to the extent caused by the willful misconduct or active negligence of Landlord. Further, in the event Landlord is made party to any litigation due to the acts or omission of Tenant and Tenant's Agents, Tenant will indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from any such claim or liability including Landlord's costs and expenses and reasonable attorney's fees incurred in defending such claims.

DESTRUCTION OF PREMISES:

Landlord's Obligation to Restore: In the event of a destruction of the Premises during the Lease Term Landlord shall use due diligence to repair as promptly as practicable, at Landlord's cost (subject to Tenant's reimbursement for applicable insurance deductibles other than deductible amounts under Landlord's earthquake insurance policy or policies), the Premises to substantially the same condition to that which existed prior to such destruction. Such destruction shall not annul or void this Lease; however, Tenant shall be entitled to a proportionate reduction of Base Monthly Rent commencing from the date of destruction, such proportionate reduction to be based upon the extent to which the repairs interfere with Tenant's business in the Premises, as reasonably determined by Landlord. In no event shall Landlord be required to replace or restore Alterations or Tenant Improvements or Tenant's fixtures or personal property. With respect to a destruction which Landlord is obligated to repair or may elect to repair under the terms of this Section, Tenant waives the provisions of Section 1932, and Section 1933, Subdivision 4, of the Civil Code of the State of California, and any other similarly enacted statute, and the provisions of this Section 15 shall govern in the case of such destruction.

Limitations on Landlord's Restoration Obligation: Notwithstanding the provisions of Section 15.A, Landlord shall have no obligation to repair, or restore the Premises if any of the


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following occur: (i) if the repairs cannot be made in one (1) year from the date of receipt of all governmental approvals necessary under the laws and regulations of State, Federal, County or Municipal authorities, as reasonably determined by Landlord, (ii) if the holder of the first deed of trust or mortgage encumbering the Building elects not to permit the insurance proceeds payable upon damage or destruction to be used for such repair or restoration,
(iii) the damage or destruction is not covered by insurance maintained by Landlord which is sufficient to pay ninety-five percent (95%) or more of the cost of repair or restoration, (iv) the damage or destruction occurs in the last six (6) months of the Lease Term (unless Tenant elects to exercise any available option to extend the Lease Term), (v) Tenant is in material default pursuant to the provisions of Section 13 (beyond any notice and cure period), or (vi) Tenant has vacated the Premises for more than ninety (90) days before any such damage. In any such event Landlord may elect either to (i) complete the repair or restoration, or (ii) terminate this Lease by providing Tenant written notice of its election within sixty (60) days following the damage or destruction. If (i) the repairs cannot be made within one (1) year from the date of the damage or destruction or (ii) the damage or destruction occurs in the last six (6) months of the Lease Term, Tenant may elect to terminate this Lease by providing
Landlord written notice of its election within sixty (60) days following the date of the damage or destruction. If this Lease is terminated as provided in this Section 15.B, Tenant shall be entitled to retain insurance proceeds payable with respect to loss of or damage to the Tenant Improvements and Alterations in an amount equal to the unamortized cost of the Tenant Improvements and Alterations.

CONDEMNATION:

      If any part of the Premises shall be taken for any public or quasi-public use, under any statute or by right of eminent domain or private purchase in lieu thereof, and only a part thereof remains which is susceptible of occupation hereunder, this Lease shall, as to the part so taken, terminate as of the day before title vests in the condemnor or purchaser ("Vesting Date") and Base Monthly Rent payable hereunder shall be adjusted so that Tenant is required to pay for the remainder of the Lease Term only such portion of Base Monthly Rent as the value of the part remaining after such taking bears to the value of the entire Premises prior to such taking. If all of the Premises or such part thereof be taken so that there does not remain a portion susceptible for occupation hereunder, this Lease shall terminate on the Vesting Date. If part or all of the Premises be taken, all compensation awarded upon such taking shall go to Landlord, and Tenant shall have no claim thereto; except Tenant shall be entitled to recover compensation for damage to or taking of the Tenant Improvements and any Alterations up to an amount not in excess of the unamortized cost of such Tenant Improvements and Alterations. Landlord also shall cooperate with Tenant, without cost to Landlord, to recover compensation or for Tenant's moving costs. Tenant hereby waives the provisions of California Code of Civil Procedures Section 1265.130 and any other similarly enacted statue, and the provisions of this Section 16 shall govern in the case of a taking. Notwithstanding anything to the contrary in this Lease, if as a result of any taking or sale in lieu thereof under this Section 16, the Premises are no longer reasonably suitable for Tenant's intended use, Tenant, upon written notice to Landlord, shall be entitled to terminate this Lease as of the Vesting Date.

ASSIGNMENT OR SUBLEASE:

Consent by Landlord: Except as specifically provided in Section 17.E, Tenant may not assign, sublet, hypothecate, or allow a third party to use the Premises without the express written consent of Landlord. In the event Tenant desires to assign this Lease or any interest herein including, without limitation, a pledge, mortgage or other hypothecation, or sublet the Premises or any part thereof, Tenant shall deliver to Landlord (i) the proposed agreements and all ancillary agreements with the proposed assignee/subtenant, (ii) current financial statements of the transferee covering the preceding three years (if available), (iii) the nature of the proposed transferee's business to be carried on in the Premises, (iv) a statement outlining all consideration to be given on account of the Transfer, and (v) a current financial statement of Tenant. Landlord may condition its approval of any Transfer on receipt of a certification from both Tenant and the proposed transferee of all consideration to be paid to Tenant in connection with such Transfer. At Landlord's request, Tenant shall also provide


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additional information reasonably required by Landlord to determine whether it will consent to the proposed assignment or sublease. Landlord shall have a ten
(10) business day period following receipt of all the foregoing within which to notify Tenant in writing that Landlord elects to: (i) terminate this Lease in the event the proposed sublease or assignment is for substantially all of space in the Premises; (ii) permit Tenant to assign or sublet such space to the named assignee/subtenant on the terms and conditions set forth in the notice; or (iii) refuse consent. If Landlord should fail to notify Tenant in writing of such election within the 10 business-day period, Landlord shall be deemed to have elected option (iii) above. In the event Landlord elects option (i) above, Landlord shall reimburse Tenant for any unamortized Tenant Improvement and Alteration costs paid by Tenant and this Lease shall expire with respect to such part of the Premises on the date upon which the proposed sublease or transfer was to commence, and from such date forward, Base Monthly Rent and Tenant's Allocable Share of all other costs and charges shall be adjusted based upon the proportion that the rentable area of the Premises remaining bears to the total rentable area of the Building. In the event Landlord elects option (ii) above, Landlord's written consent to the proposed assignment or sublease shall not be unreasonably withheld, provided and upon the condition that: (a) the proposed assignee or subtenant is engaged in a business that is limited to the use expressly permitted under this Lease; (b) the proposed assignee or subtenant is a company with sufficient financial worth and management ability to undertake the financial obligation of this Lease and Landlord has been furnished with reasonable proof thereof; (c) the proposed assignment or sublease is in form reasonably satisfactory to Landlord; (d) Tenant reimburses Landlord on demand for any reasonable costs that may be incurred by Landlord in connection with said assignment or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant, and legal costs not to exceed $2,000.00 incurred in connection with the granting of any requested consent; and (e) Tenant shall not have advertised or publicized in any way the availability of the Premises without prior notice to Landlord. In the event all or any one of the foregoing conditions are not satisfied, Landlord shall be considered to have acted reasonably if it withholds its consent. Notwithstanding the foregoing, Landlord agrees that it will not exercise its right to terminate this Lease as provided under clause (i) above in connection with (x) any Permitted Transfer, or (y) any sublease for less than an entire Building.

Assignment or Subletting Consideration: Any rent or other economic consideration realized by Tenant under any sublease and assignment, in excess of the Base Monthly Rent payable hereunder and reasonable subletting and assignment costs (including but not limited to legal fees, real estate commissions, advertising fees, unamortized Tenant Improvements paid for by Tenant, and any costs of readying the Premises for occupancy by the assignee or subtenant) shall be divided and paid seventy-five percent (75%) to Landlord and twenty-five percent (25%) to Tenant. Tenant's obligation to pay over Landlord's portion of the consideration constitutes an obligation for additional rent, as and when received, hereunder. The above provisions relating to Landlord's right to terminate the Lease and relating to the allocation of excess rent are independently negotiated terms of the Lease which constitute a material inducement for the Landlord to enter into the Lease, and are agreed by the parties to be commercially reasonable. No assignment or subletting by Tenant shall relieve it of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

No Release: Any assignment or sublease shall be made only if and shall not be effective until the assignee or subtenant shall execute, acknowledge, and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby the assignee or subtenant shall assume all the obligations of this Lease on the part of Tenant to be performed or observed under the sublease and shall be subject to all the covenants, agreements, terms, provisions and conditions in this Lease. Notwithstanding any such sublease or assignment and the acceptance of rent by Landlord from any subtenant or assignee, Tenant and any guarantor shall remain fully liable for the payment of Base Monthly Rent and additional rent due, and to become due hereunder, for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and for all acts and omissions of any licensee, subtenant, assignee or


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any other person claiming under or through any subtenant or assignee that shall be in violation of any of the terms and conditions of this Lease, and any such violation shall be deemed a violation by Tenant. Tenant shall indemnify, defend and hold Landlord harmless from and against all losses, liabilities, damages, costs and expenses (including reasonable attorney fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any real estate brokers or other persons claiming compensation in connection with the proposed assignment or sublease.

Reorganization of Tenant: The provisions of this Section 17.D shall apply if Tenant is a corporation and: (i) there is a dissolution, merger, consolidation, or other reorganization of or affecting Tenant, where Tenant is not the surviving corporation, or (ii) there is a sale or transfer to one person or entity (or to any group of related persons or entities) of stock possessing more than 50% of the total combined voting power of all classes of Tenant's capital stock issued, outstanding and entitled to vote for the election of directors, and after such sale or transfer of stock Tenant's stock is no longer publicly traded. In a transaction under clause (i) the surviving corporation shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such surviving corporation assumes the obligations of Tenant hereunder, and in a transaction under clause (ii) the transferee or buyer shall promptly execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord under which such transferee or buyer assumes the obligations of Tenant under the Lease.

Permitted Transfers: Notwithstanding anything to the contrary in this Article 17, so long as Tenant otherwise complies with the provisions of this Article, Tenant may enter into any of the following transfers (each, a "Permitted Transfer") without Landlord's prior consent, and Landlord shall not be entitled to terminate the Lease or to receive any part of any assignment consideration or subrent resulting therefrom that would otherwise be due pursuant to Sections 17.A and 17.B. Permitted Transfers include any sublease of all or part of the Premises or an assignment of this Lease to (i) any corporation which controls, is controlled by, or is under common control with Tenant by means of an ownership interest of more than 50%; (ii) a corporation which results from a merger, consolidation or other reorganization in which Tenant is not the surviving corporation, so long as the surviving corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction; and (iii) a corporation which purchases or otherwise acquires all or substantially all of the assets of Tenant so long as such acquiring corporation has a net worth at the time of such assignment that is equal to or greater than the net worth of Tenant immediately prior to such transaction.

Effect of Default: In the event of Tenant's default beyond any applicable cure period, Tenant hereby assigns all rents due from any assignment or subletting to Landlord as security for performance of its obligations under this Lease, and Landlord may collect such rents as Tenant's Attorney-in-Fact, except that Tenant may collect such rents unless a default occurs as described in Section 13 above. A termination of the Lease due to Tenant's default shall not automatically terminate an assignment or sublease then in existence; rather at Landlord's election, such assignment or sublease shall survive the Lease termination, the assignee or subtenant shall attorn to Landlord, and Landlord shall undertake the obligations of Tenant under the sublease or assignment; except that Landlord shall not be liable for prepaid rent, security deposits or other defaults of Tenant to the subtenant or assignee, or for any acts or omissions of Tenant and Tenant's Agents.

Conveyance by Landlord: As used in this Lease, the term "Landlord" is defined only as the owner for the time being (the "Owner") of the Premises, so that in the event of any sale or other conveyance of the Premises or in the event of a master lease of the Premises, Landlord shall be entirely freed and relieved of all its covenants and obligations hereunder, and it shall be deemed and construed, without further agreement between the parties and the purchaser at any such sale or the master tenant of the Premises, that the purchaser or master tenant of the Premises has assumed and agreed to carry out any and all covenants and obligations of Landlord hereunder. Such transferor shall transfer and deliver Tenant's security deposit to the purchaser at any such sale or the master tenant of the Premises, and thereupon the transferor shall be discharged from any further liability in reference thereto.


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Successors and Assigns: Subject to the provisions this Section 17, the covenants and conditions of this Lease shall apply to and bind the heirs, successors, executors, administrators and assigns of all parties hereto; and all parties hereto comprising Tenant shall be jointly and severally liable hereunder.

OPTION TO EXTEND THE LEASE TERM:

Grant and Exercise of Option: Landlord grants to Tenant, subject to the terms and conditions set forth in this Section 18.A, two (2) options (the "Options") to extend the Lease Term for an additional term (the "Option Term"). Each Option Term shall be for a period of sixty (60) months and shall be exercised, if at all, by written notice to Landlord no earlier than eighteen (18) months prior to the date the Lease Term would expire but for such exercise but no later than twelve (12) months prior to the date the Lease Term would expire but for such exercise, time being of the essence for the giving of such notice. If Tenant exercises the Option, all of the terms, covenants and conditions of this Lease shall apply except for the grant of additional Options pursuant to this Section, provided that Base Monthly Rent for the Premises payable by Tenant during the Option Term shall be the greater of (i) the average amount of Net Base Monthly Rent paid during the initial Lease Term ("Floor Rent"), and (ii) the Fair Market Rental as hereinafter defined. Notwithstanding anything herein to the contrary, if Tenant is in monetary or material non-monetary default under any of the terms, covenants or conditions of this Lease beyond applicable cure periods either at the time Tenant exercises the Option or at any time thereafter prior to the commencement date of the Option Term, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in this Lease, the right to terminate the Option upon notice to Tenant, in which event the Lease Term shall not be extended pursuant to this Section 18.A. As used herein, the term "Fair Market Rental" is defined as the rental and all other monetary payments, including any escalations and adjustments thereto (including without limitation Consumer Price Indexing) that Landlord could obtain during the Option Term from a third party desiring to lease the Premises, based upon the current use and other potential uses of the Premises, as determined by the rents then being obtained for new leases of space comparable in age and quality to the Premises in the same real estate submarket as the Building. Fair Market Rental shall further take into account that (i) Tenant is in occupancy and making functional use of the Premises in its then existing condition, and (ii) no additional work allowance, tenant improvement investment, or leasing commission shall be required by Landlord.

Determination of Fair Market Rental: If Tenant exercises the Option, Landlord shall send Tenant a notice setting forth the Fair Market Rental for the Option Term within thirty (30) days following the Exercise Date. If Tenant disputes Landlord's determination of Fair Market Rental for the Option Term, Tenant shall, within thirty (30) days after the date of Landlord's notice setting forth Fair Market Rental for the Option Term, send to Landlord a notice stating that Tenant either elects to terminate its exercise of the Option, in which event the Option shall lapse and this Lease shall terminate on the Expiration Date, or that Tenant disagrees with Landlord's determination of Fair Market Rental for the Option Term and elects to resolve the disagreement as provided in Section 18.C below. If Tenant does not send Landlord a notice as provided in the previous sentence, Landlord's determination of Fair Market Rental shall be the Base Monthly Rent payable by Tenant during the Option Term. If Tenant elects to resolve the disagreement as provided in Section 18.C and such procedures are not concluded prior to the commencement date of the Option Term, Tenant shall pay to Landlord as Base Monthly Rent the Fair Market Rental as determined by Landlord in the manner provided above. If the Fair Market Rental as finally determined pursuant to Section 18.C is greater than Landlord's determination, Tenant shall pay Landlord the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C within thirty (30) days after such determination. If the Fair Market Rental as finally determined in Section 18.C is less than Landlord's determination, the difference between the amount paid by Tenant and the Fair Market Rental as so determined in Section 18.C shall be credited against the next installments of Base Monthly Rent due from Tenant to Landlord hereunder.

Resolution of a Disagreement over the Fair Market Rental: Any disagreement regarding Fair Market Rental shall be resolved as follows:


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      1. Within thirty (30) days after Tenant's response to Landlord's notice setting forth the Fair Market Rental, Landlord and Tenant shall meet at a mutually agreeable time and place, in an attempt to resolve the disagreement.

      2. If within the 30-day period referred to above, Landlord and Tenant cannot reach agreement as to Fair Market Rental, each party shall select one appraiser to determine Fair Market Rental. Each such appraiser shall arrive at a determination of Fair Market Rental and submit their conclusions to Landlord and Tenant within thirty (30) days after the expiration of the 30-day consultation period described above.

      3. If only one appraisal is submitted within the requisite time period, it shall be deemed as Fair Market Rental. If both appraisals are submitted within such time period and the two appraisals so submitted differ by less than ten percent (10%), the average of the two shall be deemed as Fair Market Rental. If the two appraisals differ by more than 10%, the appraisers shall immediately select a third appraiser who shall, within thirty (30) days after his selection, make and submit to Landlord and Tenant a determination of Fair Market Rental. This third appraisal will then be averaged with the closer of the two previous appraisals and the result shall be Fair Market Rental.

      4. All appraisers specified pursuant to this Section shall be members of the American Institute of Real Estate Appraisers with not less than ten (10) years experience appraising office and industrial properties in Alameda County. Each party shall pay the cost of the appraiser selected by such party and one-half of the cost of the third appraiser.

Options Transferable: Provided that Tenant's transferee has a net worth (as evidenced by its most recent financial statements) comparable to Tenant's, the Options provided to Tenant in this Lease shall be transferable and may be exercised by any such third party should Tenant assign or sublet all or a portion of its rights under this Lease. In the event Tenant has multiple options to extend this Lease, a later option to extend the Lease cannot be exercised unless the prior option has been properly exercised.

Right to Rescind: If the determination of Fair Market Rental pursuant to the foregoing provision results in a Fair Market Rental which is in excess of the Floor Rent, Tenant shall be entitled to rescind its exercise of the Option within ten (10) days after the date on which Tenant is notified of the determination of Fair Market Rental, in which event the Lease Term shall be extended from the date on which the Lease would have expired if the Option were never exercised plus an additional period of three (3) months at a rate equal to 110% of the rent payable during the last month of the original Lease Term.

GENERAL PROVISIONS:

Attorney's Fees: In the event a suit or alternative form of dispute resolution is brought for the possession of the Premises, for the recovery of any sum due hereunder, to interpret the Lease, or because of the breach of any other covenant herein; then the losing party shall pay to the prevailing party reasonable attorney's fees including the expense of expert witnesses, depositions and court testimony as part of its costs which shall be deemed to have accrued on the commencement of such action. The prevailing party shall also be entitled to recover all costs and expenses including reasonable attorney's fees incurred in enforcing any judgment or award against the other party. The foregoing provision relating to post-judgment costs is severable from all other provisions of this Lease.

Authority of Parties: Each party represents and warrants that it is duly formed and in good standing, and is duly authorized to execute and deliver this Lease on behalf of such party, and that this Lease is binding upon such party in accordance with its terms. At Landlord's request, Tenant shall provide Landlord with corporate resolutions or other proof in a form acceptable to Landlord, authorizing the execution of the Lease.

Brokers: Tenant and Landlord represent it has not utilized or contacted a real estate broker or finder with respect to this Lease other than CB Richard Ellis, Inc. and Tenant and Landlord agree to indemnify, defend and hold each other harmless against any claim, cost, liability or cause of action asserted by any other broker or finder claiming through the indemnifying party.


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Choice of Law: This Lease shall be governed by and construed in accordance with
California law. Except as provided in Section 19.E, venue shall proper in be Alameda County.

Dispute Resolution: Landlord and Tenant and any other party that may become a party to this Lease or be deemed a party to this Lease including any subtenants agree that, except for any claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court (which small claims court shall be the sole court of competent jurisdiction), any controversy, dispute, or claim of whatever nature arising out of, in connection with or in relation to the interpretation, performance or breach of this Lease, including any claim based on contract, tort, or statute, shall be resolved at the request of any party to this agreement through a two-step dispute resolution process administered by JAMS or another judicial mediation service mutually acceptable to the parties located in Alameda County, California. The dispute resolution process shall involve first, mediation, followed, if necessary, by final and binding arbitration administered by and in accordance with the then existing rules and practices of JAMS or other judicial mediation service selected. In the event of any dispute subject to this provision, either party may initiate a request for mediation and the parties shall use reasonable efforts to promptly select a JAMS. mediator and commence the mediation. In the event the parties are not able to agree on a mediator within thirty (30) days, JAMS. or another judicial mediation service mutually acceptable to the parties shall appoint a mediator. The mediation shall be confidential and in accordance with California Evidence Code ss. 1119 et. seq. The mediation shall be held in Alameda County, California and in accordance with the existing rules and practice of JAMS (or other judicial and mediation service selected). The parties shall use reasonable efforts to conclude the mediation within sixty (60) days of the date of either party's request for mediation. The mediation shall be held prior to any arbitration or court action (other than a claim by Landlord for unlawful detainer or any claim within the jurisdiction of the small claims court which are not subject to this mediation/arbitration provision and may be filed directly with a court of competent jurisdiction). Should the prevailing party in any dispute subject to this Section 19.E attempt an arbitration or a court action before attempting to mediate, THE PREVAILING PARTY SHALL NOT BE ENTITLED TO ATTORNEY'S FEES THAT MIGHT OTHERWISE BE AVAILABLE TO THEM IN A COURT ACTION OR ARBITRATION AND IN ADDITION THERETO, THE PARTY WHO IS DETERMINED BY THE ARBITRATOR TO HAVE RESISTED MEDIATION, SHALL BE SANCTIONED BY THE ARBITRATOR.

IF A MEDIATION IS CONDUCTED BUT IS UNSUCCESSFUL, IT SHALL BE FOLLOWED BY FINAL AND BINDING ARBITRATION ADMINISTERED BY AND IN ACCORDANCE WITH THE THEN EXISTING RULES AND PRACTICES OF JAMS OR THE OTHER JUDICIAL AND MEDIATION SERVICE SELECTED, AND JUDGMENT UPON ANY AWARD RENDERED BY THE ARBITRATOR(S) MAY BE ENTERED BY ANY STATE OR FEDERAL COURT HAVING JURISDICTION THEREOF AS PROVIDED BY CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1280 ET. SEQ, AS SAID STATUTES THEN APPEAR, INCLUDING ANY AMENDMENTS TO SAID STATUTES OR SUCCESSORS TO SAID STATUTES OR AMENDED STATUTES, EXCEPT THAT IN NO EVENT SHALL THE PARTIES BE ENTITLED TO PROPOUND INTERROGATORIES OR REQUEST FOR ADMISSIONS DURING THE ARBITRATION PROCESS. THE ARBITRATOR SHALL BE A RETIRED JUDGE OR A LICENSED CALIFORNIA ATTORNEY. THE VENUE FOR ANY SUCH ARBITRATION OR MEDIATION SHALL BE IN ALAMEDA COUNTY, CALIFORNIA.

NOTICE: BY INITIALING IN THE SPACE BELOW YOU ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION. IF YOU REFUSE


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TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED
TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOUR AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

WE HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "MEDIATION AND ARBITRATION OF DISPUTES" PROVISION TO NEUTRAL ARBITRATION.

LANDLORD:  ______      TENANT:  _______

Entire Agreement: This Lease and the exhibits attached hereto contains all of the agreements and conditions made between the parties hereto and may not be modified orally or in any other manner other than by written agreement signed by all parties hereto or their respective successors in interest. This Lease supersedes and revokes all previous negotiations, letters of intent, lease proposals, brochures, agreements, representations, promises, warranties, and understandings, whether oral or in writing, between the parties or their respective representatives or any other person purporting to represent Landlord or Tenant.

Entry by Landlord: Upon prior notice to Tenant and subject to Tenant's reasonable security regulations, Tenant shall permit Landlord and his agents to enter into and upon the Premises at all reasonable times, and without any rent abatement or reduction or any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned, for the following purposes:
(i) inspecting and maintaining the Premises; (ii) making repairs, alterations or additions to the Premises; (iii) erecting additional building(s) and improvements on the land where the Premises are situated or on adjacent land owned by Landlord; (iv) performing any obligations of Landlord under the Lease including remediation of Hazardous Materials if determined to be the responsibility of Landlord, (v) posting and keeping posted thereon notices of non-responsibility for any construction, alteration or repair thereof, as required or permitted by any law, and (vi) showing the Premises to Landlord's or the Master Landlord's existing or potential successors, purchaser, and lenders. Tenant shall permit Landlord and his agents, at any time within one hundred seventy (180) days prior to the Expiration Date (or at any time during the Lease if Tenant is in default hereunder beyond any applicable cure period), to place upon the Premises "For Lease" signs and exhibit the Premises to real estate brokers and prospective tenants at reasonable hours. The foregoing notwithstanding, Landlord and its agents: (i) shall not enter the Premises without first giving twenty-four (24) hours notice to Tenant of such entry except in the case of emergency, (ii) shall be accompanied by an employee of Tenant at all times while in the Premises, (iii) shall comply with Tenant's security procedures applicable to the Premises, and (iv) shall not unreasonably interfere with Tenant's use of the Premises.

Estoppel Certificates: At any time during the Lease Term, Landlord or Tenant shall, within ten (10) business days following written notice from the other party, execute and deliver to the requesting party a written statement certifying, if true, the following: (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification); (ii) the date to which rent and other charges are paid in advance, if any; (iii) acknowledging that there are not, to such party's knowledge, any uncured defaults on either party's part hereunder (or specifying such defaults if they are claimed); and (iv) such other information as either party may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of Landlord's interest in the Premises. Landlord's or Tenant's failure to deliver such statement within such time shall be conclusive upon such party that this Lease is in full force and effect without modification, and that there are no uncured defaults in Landlord's performance except in each case as may be represented in such written statement. If Tenant is not a public company, Tenant agrees to provide, within fifteen (15) days of Landlord's request, Tenant's most recent three (3) years of audited financial statements for Landlord's use in financing or sale of the Premises or Landlord's interest therein.

Exhibits: All exhibits referred to are attached to this Lease and incorporated by reference.

Interest: All rent due hereunder, if not paid when due, shall bear interest at the rate of the


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Reference Rate published by Bank of America, San Francisco Branch, plus two percent (2%) per annum from that date until paid in full ("Agreed Interest Rate"). This provision shall survive the expiration or sooner termination of the Lease. Despite any other provision of this Lease, the total liability for interest payments shall not exceed the limits, if any, imposed by the usury laws of the State of California. Any interest paid in excess of those limits shall be refunded to Tenant by application of the amount of excess interest paid against any sums outstanding in any order that Landlord requires. If the amount of excess interest paid exceeds the sums outstanding, the portion exceeding those sums shall be refunded in cash to Tenant by Landlord. To ascertain whether any interest payable exceeds the limits imposed, any non-principal payment (including late charges) shall be considered to the extent permitted by law to be an expense or a fee, premium, or penalty rather than interest.

Modifications Required by Lender: If any lender of Landlord or ground lessor of the Premises requires a modification of this Lease that will not increase Tenant's cost or expense or materially or adversely change Tenant's rights and obligations, this Lease shall be so modified and Tenant shall execute whatever documents are required and deliver them to Landlord within ten (10) days after the request.

No Presumption Against Drafter: Landlord and Tenant understand, agree and acknowledge that this Lease has been freely negotiated by both parties; and that in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

Notices: All notices, demands, requests, or consents required to be given under this Lease shall be sent in writing by U.S. certified mail, return receipt requested, nationally recognized overnight carrier, or by personal delivery addressed to the party to be notified at the address for such party specified in
Section 1 of this Lease, or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days prior notice to the notifying party. When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

Asset Management: In addition, Tenant agrees to pay Landlord along with the expenses to be reimbursed by Tenant a monthly fee for asset management services rendered by either Landlord or a third party manager engaged by Landlord (which may be a party affiliated with Landlord), in the amount of five percent (5%) of the Net Base Monthly Rent.

Rent: All monetary sums due from Tenant to Landlord under this Lease, including, without limitation those referred to as "additional rent", shall be deemed as rent.

Representations: Tenant acknowledges that neither Landlord nor any of its employees or agents have made any agreements, representations, warranties or promises with respect to the Premises or with respect to present or future rents, expenses, operations, tenancies or any other matter. Except as herein expressly set forth herein, Tenant relied on no statement of Landlord or its employees or agents for that purpose.

Rights and Remedies: Subject to Section 14 above, all rights and remedies hereunder are cumulative and not alternative to the extent permitted by law, and are in addition to all other rights and remedies in law and in equity.

Severability: If any term or provision of this Lease is held unenforceable or invalid by a court of competent jurisdiction, the remainder of the Lease shall not be invalidated thereby but shall be enforceable in accordance with its terms, omitting the invalid or unenforceable term.

Submission of Lease: Submission of this document for examination or signature by the parties does not constitute an option or offer to lease the Premises on the terms in this document or a reservation of the Premises in favor of Tenant. This document is not effective as a lease


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or otherwise until executed and delivered by both Landlord and Tenant.

Subordination: This Lease is subject and subordinate to ground and underlying leases, mortgages and deeds of trust (collectively "Encumbrances") which may now affect the Premises, to any covenants, conditions or restrictions of record, and to all renewals, modifications, consolidations, replacements and extensions thereof; provided, however, if the holder or holders of any such Encumbrance ("Holder") require that this Lease be prior and superior thereto, within seven
(7) days after written request of Landlord to Tenant, Tenant shall execute, have acknowledged and deliver all documents or instruments, in the form presented to Tenant, which Landlord or Holder deems necessary or desirable for such purposes. Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all Encumbrances which are now or may hereafter be executed covering the Premises or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof; provided only, that in the event of termination of any such lease or upon the foreclosure of any such mortgage or deed of trust, Holder agrees to recognize Tenant's rights under this Lease as long as Tenant is not then in default and continues to pay Base Monthly Rent and additional rent and observes and performs all required provisions of this Lease. Within ten (10) days after Landlord's written request, Tenant shall execute any documents required by Landlord or the Holder to make this Lease subordinate to any lien of the Encumbrance. If Tenant fails to do so, then in addition to such failure constituting a default by Tenant, it shall be deemed that this Lease is so subordinated to such Encumbrance. Notwithstanding anything to the contrary in this Section, Tenant hereby attorns and agrees to attorn to any entity purchasing or otherwise acquiring the Premises at any sale or other proceeding or pursuant to the exercise of any other rights, powers or remedies under such encumbrance. Notwithstanding the foregoing, the subordination of this Lease shall be subject to Tenant's receipt of a Nondisturbance and Attornment Agreement in a commercially reasonable form.

Survival of Indemnities: All indemnification, defense, and hold harmless obligations of Landlord and Tenant under this Lease shall survive the expiration or sooner termination of the Lease.

Time: Time is of the essence hereunder.

Transportation Demand Management Programs: Should a government agency or municipality require Landlord to institute TDM (Transportation Demand Management) facilities and/or programs, Tenant agrees that the cost of TDM imposed facilities and programs required on the Premises, including but not limited to employee showers, lockers, cafeteria, or lunchroom facilities, shall be paid by Tenant. Further, any ongoing costs or expenses associated with a TDM program which are required for the Premises and not provided by Tenant, such as an on-site TDM coordinator, shall be provided by Landlord with such costs being included as additional rent and reimbursed to Landlord by Tenant within thirty
(30) days after demand. If TDM facilities and programs are instituted on a Project wide basis, Tenant shall pay its proportionate share of such costs in accordance with Section 8 above.

Waiver of Right to Jury Trial: Landlord and Tenant waive their respective rights to trial by jury of any contract or tort claim, counterclaim, cross-complaint, or cause of action in any action, proceeding, or hearing brought by either party against the other on any matter arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, or Tenant's use or occupancy of the Premises, including any claim of injury or damage or the enforcement of any remedy under any current or future law, statute, regulation, code, or ordinance.

Use of Roof: Tenant shall have the exclusive right to use the roof of the Building at no charge to place and maintain telecommunications antennas, microwave or satellite dishes and other communications equipment. Such use of the roof shall be subject to receipt of all required government approvals, at Tenant's sole cost. The placements of any such antennas or satellite dishes or other communications equipment of the roofs, the modifications of the roof to accommodate such equipment, and the installation of any such equipment shall be subject to Landlord's reasonable prior approval of the plans and methods therefor. Such use of


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the roof shall not restrict, impair or negate any warranty relating to the roofs and Tenant shall be responsible for any and all damage, leakage or extraordinary wear and tear to the roof occurring as a result of such use of the roofs. Installation of such equipment shall be supervised by Landlord and performed in a first class workmanlike manner. Prior to the Expiration Date, Tenant shall, at its sole cost and expense, remove all such roof equipment as Landlord desires and restore the roof to its condition as of the Commencement Date. Such repair and restorations shall include causing the roof to be brought into compliance with all applicable building codes and laws in effect at the time of the removal to the extent such compliance is necessitated by removal of the roof equipment and restoration work on the roof.

Recordation: Within forty-five (45) days after the execution and delivery of this Lease by Landlord and Tenant, Landlord shall execute and notarize a short form memorandum of lease, in recordable form as shown on Ex "E" (the "Short Form Memorandum of Lease") hereto, and shall deliver the same to Tenant for Tenant's recording. Prior to the Expiration or earlier termination of this Lease, Tenant agrees to promptly execute all necessary documents to eliminate the Short Form Memorandum of Lease as an exception to title

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the day and year first above written.

Landlord: ARDENWOOD CORPORATE                Tenant: NETWORK EQUIPMENT
          PARK ASSOCIATES                            TECHNOLOGIES, INC.
          a California limited partnership   a Delaware Corporation


By: /s/ __________________________________   * By: /s/ _________________________

Its: General Partner                                Its:  VP and General Counsel


                                                  * By:  _______________________

                                                   Its:  _______________________

* NOTE: This lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president, or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer and in such event, Tenant must deliver to Landlord a certified copy of a corporate resolution authorizing the signatory to execute this Lease.


Page 39
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Exhibit 10.22
                     EXHIBIT "A" - Legal Description of Land


Exhibit A Page 1
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Exhibit 10.22

                         EXHIBIT "B" - Plot of Premises


Exhibit B Page 1
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Exhibit 10.22

                  EXHIBIT "C" - Shell Plans and Specifications


Exhibit C1 Page 1

Exhibit 10.22

                          EXHIBIT "C-1" - Budget Sheet


Exhibit C-1 Page 1

Exhibit 10.22

            EXHIBIT "D" - Tenant Improvement Plans and Specifications

  (sheet references to be attached upon completion and after Lease execution )


Exhibit D Page 1

Exhibit 10.22

                  EXHIBIT "E" - Short Form Memorandum of Lease


Exhibit E Page 1